Filed Pursuant to Rule 424(b)(2)
Registration No. 333-181408

PROSPECTUS SUPPLEMENT
(to prospectus dated May 30, 2012)

6,000,000 Shares

8.25% Non-Cumulative Preference Shares, Series A

Maiden Holdings, Ltd. is offering 6,000,000 shares of its 8.25% Non-Cumulative Preference Shares, Series A, $25 liquidation preference per share (the “Series A Preference Shares”).

Holders of Series A Preference Shares will be entitled to receive dividend payments only when, as and if declared by our Board of Directors or a duly authorized committee of the Board. Any such dividends will be payable from, and including, the date of original issue on a non-cumulative basis, quarterly in arrears on the 15th day of March, June, September and December of each year (each, a “dividend payment date”), commencing on December 15, 2012, at an annual rate of 8.25%.

Dividends on the Series A Preference Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preference Shares for payment on any dividend payment date, then those dividends will not accumulate and will not be payable. If we have not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for that dividend period, whether or not dividends on the Series A Preference Shares are declared for any future dividend period.

So long as any Series A Preference Shares remain outstanding, no dividend shall be paid or declared on our common shares or any of our other securities ranking junior to the Series A Preference Shares (other than a dividend payable solely in common shares or in such other junior securities), unless the full dividends for the latest completed dividend period on all outstanding Series A Preference Shares and any parity shares have been declared and paid or provided for.

Except in specified circumstances relating to certain tax or corporate events, the Series A Preference Shares are not redeemable prior to August 29, 2017. On and after that date, the Series A Preference Shares will be redeemable at our option, in whole or in part, at a redemption price of $25 per Series A Preference Share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends to, but excluding, the redemption date. See “Description of the Series A Preference Shares — Redemption” and “Description of the Series A Preference Shares — Tax Redemption” in this prospectus supplement. Our ability to redeem the Series A Preference Shares is subject to certain restrictions described under “Description of the Series A Preference Shares — Redemption” in this prospectus supplement.

The Series A Preference Shares will not have voting rights, except as set forth under “Description of the Series A Preference Shares — Voting Rights” in this prospectus supplement.

We intend to apply to list the Series A Preference Shares on the New York Stock Exchange (“NYSE”) under the symbol “MHPRA.” If the application is approved, we expect trading to commence 30 days following the initial issuance of the Series A Preference Shares.

Investing in the Series A Preference Shares involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about important factors you should consider before making a decision to invest in the Series A Preference Shares. The Series A Preference Shares are expected to be rated below investment grade and are subject to the risks associated with non-investment grade securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to Maiden
Per Share	$25.00	$0.7875	$24.2125
Total	$150,000,000	$4,725,000	$145,275,000

The underwriters expect to deliver the Series A Preference Shares in book entry form only, through the facilities of The Depository Trust Company against payment in New York, New York on or about August 29, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

Senior Co-Manager

Goldman, Sachs & Co.

Co-Managers

FBR	JMP Securities	Keefe, Bruyette & Woods	Sterne Agee

The date of this prospectus supplement is August 22, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC, for use in connection with this offering. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where such an offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is accurate as of any date other than the respective dates of the related documents or the incorporated documents, as the case may be.

We expect that delivery of the securities will be made against payment therefor on or about August 29, 2012, which will be the fifth business day following the date of the prospectus supplement (this settlement date being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of the prospectus supplement, or any of the two immediately succeeding business days, will be required, by virtue of the fact that the securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, from time to time, we may offer common shares, preference shares, depositary shares, warrants and guarantees. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under this shelf registration statement. In this prospectus supplement, we provide you with specific information about the securities that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include, or incorporate by reference, important information about us, the securities being offered and other information you should know before making a decision to invest in the securities. This prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If any specific information regarding the securities in this prospectus supplement is inconsistent with the more general description of the securities in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we file with the SEC in connection with this offering, as well as the additional information described under “Where You Can Find More Information” in this prospectus supplement, before making a decision to invest in the securities. In particular, you should review the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference herein.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority (“BMA”) for the issue and transfer of our shares and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Stock Market Inc. In connection with this offering, this prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement and the accompanying prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement and the accompanying prospectus.

References in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the Company” or “Maiden” or other similar terms refer to Maiden Holdings, Ltd. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. Additionally, in this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “dollars,” or “$” are to the lawful currency of the United States.

PROSPECTUS SUPPLEMENT SUMMARY

The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the securities in this offering. The other information is important, so please read this entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein, carefully.

Maiden Holdings, Ltd.

We are a Bermuda-based holding company, primarily focused on serving the needs of regional and specialty insurers in the United States and Europe by providing innovative reinsurance solutions designed to support their capital needs. We also provide customized reinsurance solutions internationally to clients in support of programs we design and implement for original equipment automobile manufacturers. We specialize in reinsurance solutions that optimize financing by providing coverage within the more predictable and actuarially credible lower layers of coverage and/or reinsuring risks that are believed to be lower hazard, more predictable and generally not susceptible to significant catastrophe claims. Our tailored solutions include a variety of value added services focused on helping our clients grow and prosper. For the six months ended June 30, 2012, our gross premiums written were $1,058.4 million, and our net income was $34.9 million. As of June 30, 2012, we had total assets and consolidated shareholders’ equity of approximately $3.8 billion and $824.3 million, respectively. Our principal operating subsidiaries in Bermuda and the United States are rated “A-” (Excellent) with a stable outlook by A.M. Best Company, which rating is the fourth highest of 16 rating levels, and BBB+ (Good) with a stable outlook by Standard & Poor’s, which is the eighth highest of 21 rating levels. Our common shares trade on the NASDAQ Global Market under the symbol “MHLD.”

We provide reinsurance through our wholly owned subsidiaries, Maiden Reinsurance Company (“Maiden US”) and Maiden Insurance Company Ltd. (“Maiden Bermuda”) and have operations in the United States and Bermuda. Maiden Bermuda does not underwrite any primary insurance business. Internationally, we provide reinsurance-related services through Maiden Global Holdings, Ltd. (“Maiden Global”) and its subsidiaries. Maiden Global primarily focuses on providing branded auto and credit life insurance products through its insurer partners to retail customers in the European Union and other global markets, which also produce reinsurance programs which are underwritten by Maiden Bermuda. Certain international credit life business is also written directly by Maiden Life Försäkrings AB, a wholly-owned subsidiary of Maiden Holdings, as part of Maiden Global’s service offerings. We have operations in the United States, Bermuda, Europe and Australia.

Since our founding in 2007, we have entered into a series of significant strategic transactions that have transformed the scope and scale of our business while keeping our low volatility, non-catastrophe oriented risk profile intact. These transactions have increased our annualized revenue to in excess of $1.7 billion while strongly positioning our capital both in the U.S. and internationally. These transactions have included entering into a quota share reinsurance agreement with AmTrust Financial Services, Inc. (“AmTrust”) in 2007, acquiring the reinsurance operations of GMAC Insurance from GMACI Holdings, LLC in 2008 (the “GMAC Acquisition”), completing a private placement of trust preferred securities (“TRUPS”) of approximately $260.1 million in 2009 (the “TRUPS Offering”) and entering into a quota share reinsurance agreement with American Capital Acquisition Corporation (“ACAC”) in 2010. More recent significant developments have included:

•	Acquiring the majority of the reinsurance-related infrastructure, assets and liabilities of U.K.-based GMAC International Insurance Services, Ltd. in 2010 (the “IIS Acquisition”);
•	Completing a public offering of $107.5 million of senior notes in June 2011 (the “2011 Senior Notes”) and repurchasing a like amount of the junior subordinated debt in July 2011. The 2011 Senior Notes trade on the New York Stock Exchange under the symbol “MHNA”; and

•	Completing a public offering of $100.0 million of senior notes in March 2012 (the “2012 Senior Notes”). The 2012 Senior Notes trade on the New York Stock Exchange under the symbol “MHNB.” The net proceeds of $96.6 million have been used for working capital and general corporate purposes.

We operate through three business segments: (1) Diversified Reinsurance; (2) AmTrust Quota Share Reinsurance; and (3) ACAC Quota Share. Our Diversified Reinsurance segment consists of a portfolio of predominantly property and casualty reinsurance business focusing on regional and specialty property and casualty insurance companies located in the United States and Europe. This segment includes the book of assumed reinsurance business purchased in the GMAC Acquisition and IIS Acquisition. The business associated with the GMAC Acquisition is underwritten by Maiden US and Maiden Specialty Insurance Company (“Maiden Specialty”). The business associated with the IIS Acquisition is underwritten by Maiden Bermuda, which also underwrites business independent of the business associated with the IIS Acquisition, the AmTrust Quota Shares and ACAC Quota Share. Our AmTrust Quota Share Reinsurance segment consists of the business ceded to us pursuant to our Master Agreement with AmTrust which, through its affiliates, cedes approximately 40% of its business to us pursuant to a quota share reinsurance arrangement, and pursuant to the European Hospital Liability Quota Share with AmTrust Europe Limited and AmTrust International Underwriters Limited, through which approximately 40% of those entities’ medical liability business in Europe, substantially all of which is in Italy, is also ceded to us. Our ACAC Quota Share segment consists of the personal and commercial auto business ceded to us pursuant to our quota share reinsurance agreement with ACAC which, through its affiliates, cedes approximately 25% of its business to us. The net premiums written in each segment were as follows:

	For the Six Months Ended June 30, 2012		For the Year Ended December 31, 2011
	Net Premiums Written	% of Total	Net Premiums Written	% of Total
	(in millions)		(in millions)
Diversified Reinsurance	$432.3	43.1%	$798.0	46.3%
AmTrust Quota Share Reinsurance	421.6	42.1%	669.3	38.8%
ACAC Quota Share	148.9	14.8%	256.2	14.9%
Total	$1,002.8	100.0%	$1,723.5	100.0%

Our principal executive offices are located at 131 Front Street, 2nd Floor, Hamilton HM12 Bermuda, and our telephone number at that location is (441) 298-4900.

Our website address is http://www.maiden.bm. Information contained in our website is not a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series A Preference Shares, see “Description of the Series A Preference Shares” in this prospectus supplement.

Issuer
Maiden Holdings, Ltd. (“Maiden”)
Securities offered
6,000,000 shares of 8.25% Non-Cumulative Preference Shares, Series A (or “Series A Preference Shares”), $0.01 par value per share, with a liquidation preference of $25 per share, of Maiden. We may from time to time elect to issue additional Series A Preference Shares, and all the additional shares would be deemed to form a single series with the Series A Preference Shares.
Dividends
Dividends on the Series A Preference Shares, when, as and if declared by the Board of Directors of Maiden or a duly authorized committee of the Board, will accumulate and be payable on the liquidation preference amount from, and including, the original issue date, on a non-cumulative basis, quarterly in arrears on each dividend payment date, at an annual rate of 8.25%. Any such dividends will be distributed to holders of the Series A Preference Shares in the manner described under “Description of the Series A Preference Shares — Dividends” in this prospectus supplement. Dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends on the Series A Preference Shares are not cumulative. Accordingly, in the event dividends are not declared on the Series A Preference Shares and any parity shares for payment on any dividend payment date, then such dividends will not accumulate and will not be payable. If our Board of Directors or a duly authorized committee of the Board has not declared a dividend before the dividend payment date for any dividend period, we will have no obligation to pay dividends for such dividend period after the dividend payment date for that dividend period, whether or not dividends on the Series A Preference Shares are declared for any future dividend period.
If, as is intended, the Series A Preference Shares are approved for listing on the NYSE, dividends received by individuals and other non-corporate United States Persons on the Series A Preference Shares in taxable years beginning on or before December 31, 2012 should constitute qualified dividend income that is subject to U.S. federal income tax at the rate applicable for long-term capital gains, rather than the higher rates applicable to ordinary income, provided that certain holding period requirements and other conditions are met. There is a risk that dividends, if any, paid prior to the listing of the Series A Preference Shares on the NYSE may not constitute qualified dividend income. All dividends received during taxable years beginning after December 31, 2012 will no longer be taxed at the rate applicable for long-term capital gains unless legislation is enacted providing otherwise. Under the Obama Administration’s Fiscal Year 2013 Revenue Proposals, the preferential treatment of qualified dividend income would expire after December 31, 2012 for income that would be taxable in the 36 percent or 39.6 percent brackets. See “Certain Income Tax Considerations — Taxation of Shareholders — United States Taxation — Taxation of Distributions” in this prospectus supplement.

During any dividend period, so long as any Series A Preference Shares remain outstanding, unless the full dividends for the latest completed dividend period on all outstanding Series A Preference Shares have been declared and paid:
• no dividend shall be paid or declared on our common shares or other junior shares, other than a dividend payable solely in junior shares; and

•

no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior shares, in each case as permitted by our bye-laws in effect on the date of issuance of the Series A Preference Shares).

For any dividend period in which dividends are not paid in full upon the Series A Preference Shares and any parity shares, all dividends declared for such dividend period with respect to the Series A Preference Shares and such parity shares shall be declared on a pro rata basis. See “Description of the Series A Preference Shares — Dividends” in this prospectus supplement.
Dividend Payment Dates
The 15th day of March, June, September and December of each year, commencing on December 15, 2012. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date. Dividends on the Series A Preference Shares will not be mandatory.
Payment of Additional Amounts
Subject to certain limitations, we will pay additional amounts to holders of the Series A Preference Shares, as additional dividends, to make up for any deduction or withholding for any taxes or other charges imposed on amounts we must pay with respect to the Series A Preference Shares, so that the net amounts paid will be equal to the amounts we would otherwise be required to pay had no such withholding or deduction been required. See “Description of the Series A Preference Shares — Payment of Additional Amounts” in this prospectus supplement.
Redemption
At any time following a tax event (as defined in “Description of the Series A Preference Shares — Tax Redemption”), we may redeem the Series A Preference Shares, in whole or in part from time to time, at a redemption price of $25 per share plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. See “Description of the Series A Preference Shares — Tax Redemption” in this prospectus supplement.
In addition, on and after August 29, 2017, the Series A Preference Shares will be redeemable at our option, in whole or in part, at a redemption price equal to $25 per Series A Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption.
Additionally, at any time prior to August 29, 2017, we may redeem all but not less than all of the Series A Preference Shares at a redemption price of $26 per share, plus any declared and unpaid dividends, to, but excluding, the date of redemption, if we

•

submit a proposal to our holders of common shares concerning an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or other similar transaction involving us that requires a vote of the holders of our Series A Preference Shares, voting separately as a single class (alone or with one or more classes or series of preference shares upon which like voting rights have been conferred); or

•

submit any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation), requires a vote of the holders of our Series A Preference Shares, voting separately as a single class (alone or with one or more classes or series of preference shares).

Our ability to redeem the Series A Preference Shares as described above may be limited by the terms of our agreements governing our indebtedness and by the provisions of other agreements that we may enter into. In addition, under Bermuda law, no redemption of the Series A Preference Shares may be effected if, on the date that the redemption is to be effected, we have reasonable grounds to believe that we are, or after the redemption would be, unable to pay our liabilities as they become due. See “Description of the Series A Preference Shares — Redemption” in this prospectus supplement.
The Series A Preference Shares will not be subject to any sinking fund or other obligation of ours to redeem, purchase or retire the Series A Preference Shares.
Variation or Exchange
At any time following a tax event or a capital disqualification event (as defined in “Description of the Series A Preference Shares — Variation or Exchange” in this prospectus supplement), we may, without the consent of any holders of the Series A Preference Shares, vary the terms of, or exchange for new securities, the Series A Preference Shares to maintain compliance with certain regulations applicable to us. No such variation of terms or securities in exchange shall change certain specified terms of the Series A Preference Shares. See “Description of the Series A Preference Shares — Variation or Exchange” in this prospectus supplement.
Ranking
The Series A Preference Shares:

•

will rank senior to our junior shares with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior shares includes our common shares and any other class or series of shares that rank junior to the Series A Preference Shares either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up;

•

will rank at least equally with each other class or series of shares ranking on parity with the Series A Preference Shares as to dividends and distributions upon our liquidation or dissolution or winding-up, which we refer to as parity shares; and

•

will rank junior to each other class or series of shares that by their terms rank senior to the Series A Preference Shares as to dividends and distributions upon our liquidation or dissolution or winding-up.

As of the date of this prospectus supplement, we do not have any outstanding shares or series of our capital stock that rank equally with or senior to the Series A Preference Shares with respect to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding up. However, we may issue additional securities that rank equally with or senior to the Series A Preference Shares without limitation. See “Risk Factors — There is no limitation on our issuance of securities that rank equally with or senior to the Series A Preference Shares.”
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding-up of Maiden, holders of the Series A Preference Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, before any distribution is made to holders of common shares or other junior shares, a liquidating distribution in the amount of $25 per Series A Preference Share plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made pro rata as to the Series A Preference Shares and any parity shares and only to the extent of our assets, if any, that are available after satisfaction of all liabilities to creditors. See “Description of the Series A Preference Shares — Liquidation Rights” in this prospectus supplement.
Voting Rights
Holders of the Series A Preference Shares will have no voting rights, except with respect to certain changes in the terms of the Series A Preference Shares and in the case of certain dividend non-payments or as otherwise required by Bermuda law or our bye-laws. See “Description of the Series A Preference Shares — Voting Rights” in this prospectus supplement.
Maturity
The Series A Preference Shares do not have any maturity date, and we are not required to redeem the Series A Preference Shares. Holders of the Series A Preference Shares will have no right to have the Series A Preference Shares redeemed. Accordingly, the Series A Preference Shares will remain outstanding indefinitely, unless and until we decide to redeem them.
Preemptive Rights
Holders of the Series A Preference Shares will have no preemptive rights.
Listing
We intend to apply to list the Series A Preference Shares on the NYSE under the symbol “MHPRA.” If the application is approved,

we expect trading to commence 30 days following the initial issuance of the Series A Preference Shares.
Use of Proceeds
We expect to receive approximately $145.0 million in net proceeds from the sale of the Series A Preference Shares issued in this offering, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for continued support and development of our reinsurance business and for other general corporate purposes, which may include the repurchase from time to time of our common shares and the repurchase of our outstanding TRUPS. We presently have no intention to repurchase a portion of our outstanding TRUPS with the net proceeds of this offering prior to January 20, 2014, and, pending their use, expect to invest the net proceeds from this offering in marketable fixed income securities and short term investments. See “Use of Proceeds” in this prospectus supplement.
Transfer Agent
American Stock Transfer & Trust Company.

Summary Historical and Operating Financial Data

The following tables set forth our summary historical income statement data and summary balance sheet data. Statement of income data and balance sheet data as of and for each of the five years ended December 31, 2011 are derived from our audited consolidated financial statements. The income statement data and balance sheet data as of and for the six-month periods ended June 30, 2012 and 2011 have been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements as of and for the six-month periods ended June 30, 2012 and 2011 were prepared on a basis consistent with that used in preparing our audited consolidated financial statements and include all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. Our historical results are not necessarily indicative of our future operating results, and interim results for the six months ended June 30, 2012 are not projections for the results to be expected for the year ending December 31, 2012. You should read the following information in conjunction with our financial statements and notes thereto and the other financial information included or incorporated by reference in this prospectus supplement.

	For the Six Months Ended June 30,		For the Year Ended December 31,				Period from May 31 (Inception) to December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions, except per share data and ratios)
Summary Consolidated Income Statement Data:
Gross premiums written	$1,058.4	$933.2	$1,812.6	$1,298.1	$1,048.7	$727.4	$247.3
Net premiums written	1,002.8	886.5	1,723.5	1,227.8	1,030.4	727.4	247.3
Net premiums earned	875.6	714.3	1,552.4	1,169.8	919.9	420.1	110.2
Other insurance revenue	7.0	6.8	12.6	—	—	—	—
Net investment income	38.5	39.0	74.9	71.6	62.9	37.2	15.2
Net realized and unrealized gains (losses) on investment	(1.5)	0.6	0.5	6.6	0.3	(37.5)	0.2
Total revenue	$919.6	$760.7	$1,640.4	$1,248.0	$983.1	$419.8	$125.6
Net loss and loss adjustment expenses	588.3	471.7	1,043.1	755.1	608.6	263.7	65.0
Commissions and other acquisition expenses	247.0	212.9	438.8	336.7	241.4	119.7	35.5
General and administrative expenses	29.0	25.1	53.9	42.2	32.1	15.0	3.0
Interest and amortization expense	17.2	18.4	34.1	36.5	34.4	—	—
Accelerated amortization of junior subordinated debt discount and issuance cost	—	20.3	20.3	—	—	—	—
Junior subordinated debt repurchase expense	—	15.1	15.1	—	—	—	—
Amortization of intangible assets	2.2	2.5	5.0	5.8	6.6	1.2	—
Foreign exchange and other losses (gains)	(0.1)	(2.0)	(0.3)	0.5	(2.4)	1.4	—
Income tax expense	1.0	1.7	1.9	1.3	1.3	—	—
Total expenses	$884.6	$765.7	$1,611.9	$1,178.1	$922.0	$401.0	$103.5
Income attributable to non-controlling interest	0.1	—	—	—	—	—	—
Net income (loss) attributable to Maiden shareholders	$34.9	$(5.0)	$28.5	$69.9	$61.1	$18.8	$22.1
Basic earnings (loss) per common share attributable to Maiden shareholders	$0.48	$(0.07)	$0.40	$0.99	$0.88	$0.32	$0.44
Diluted earnings (loss) per common share attributable to Maiden shareholders	$0.48	$(0.07)	$0.39	$0.98	$0.87	$0.32	$0.44
Dividends declared per common share	$0.16	$0.14	$0.30	$0.265	$0.245	$0.21	$0.025
Selected Consolidated Ratios:
Net loss and loss expense ratio	66.7%	65.4%	66.6%	64.6%	66.2%	62.8%	59.0%
Acquisition cost ratio	28.0%	29.5%	28.0%	28.8%	26.2%	28.5%	32.2%
General and administrative expense ratio	3.2%	3.5%	3.5%	3.5%	3.5%	3.5%	2.7%
Expense ratio	31.2%	33.0%	31.5%	32.3%	29.7%	32.0%	34.9%
Combined ratio	97.9%	98.4%	98.1%	96.9%	95.9%	94.8%	93.9%

	As of June 30,		As of December 31,
	2012	2011	2011	2010	2009	2008	2007
	(in millions, except per share data)
Summary Balance Sheet Data:
Cash and cash equivalents	$58.9	$198.4	$188.1	$96.2	$107.4	$131.9	$35.7
Restricted cash and cash equivalents	84.4	67.2	114.9	89.8	144.9	409.3	—
Investments at fair value	2,395.7	1,902.6	2,022.9	1,800.3	1,667.2	1,125.2	490.4
Reinsurance balances receivable, net	495.7	379.8	423.4	226.3	211.3	71.9	28.0
Funds withheld	42.8	145.5	42.6	152.7	—	—	—
Loan to related party	168.0	168.0	168.0	168.0	168.0	168.0	113.5
Deferred commission and other acquisition costs	270.0	245.4	248.4	203.6	173.0	104.5	44.2
Total assets	3,752.7	3,293.3	3,395.1	2,982.6	2,636.1	2,128.6	715.6
Reserve for loss and loss adjustment expenses	1,552.8	1,279.7	1,398.4	1,226.8	1,002.7	897.7	38.5
Unearned premiums	974.3	841.0	832.0	657.6	583.5	444.5	137.2
Securities sold under agreements to repurchase, at contract value	—	—	—	76.2	95.4	232.6	—
Senior notes	207.5	107.5	107.5	—	—	—	—
Junior subordinated debt	126.3	215.2	126.3	215.2	215.1	—	—
Total liabilities	2,928.0	2,533.7	2,626.1	2,232.1	1,959.6	1,618.8	178.3
Total Maiden shareholders’ equity	824.3	759.3	768.6	750.2	676.5	509.8	537.3
Book value per common share	$11.41	$10.52	$10.64	$10.40	$9.62	$8.70	$9.02

RISK FACTORS

An investment in the Series A Preference Shares involves risks. You should carefully consider the following material risks as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the securities, including the factors listed under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

General market conditions and unpredictable factors could adversely affect market prices for the Series A Preference Shares.

There can be no assurance about the market prices for the Series A Preference Shares. Several factors, many of which are beyond our control, will influence the fair value of the Series A Preference Shares. Factors that might influence the fair value of the Series A Preference Shares include, but are not limited to:

•	whether dividends have been declared and are likely to be declared on the Series A Preference Shares from time to time;
•	our creditworthiness, financial condition, performance and prospects;
•	whether the ratings on the Series A Preference Shares provided by any ratings agency have changed;
•	the market for similar securities; and
•	economic, financial, geopolitical, regulatory or judicial events that affect us and/or the insurance or financial markets generally.

If you purchase Series A Preference Shares, the Series A Preference Shares may subsequently trade at a discount to the price that you paid for them.

Dividends on the Series A Preference Shares are non-cumulative.

Dividends on the Series A Preference Shares are non-cumulative and payable only out of lawfully available funds of Maiden under Bermuda law. Consequently, if Maiden’s Board of Directors (or a duly authorized committee of the Board) does not authorize and declare a dividend for any dividend period with respect to the Series A Preference Shares, holders of the Series A Preference Shares would not be entitled to receive any such dividend, and such unpaid dividend will not accumulate and will never be payable. Maiden will have no obligation to pay dividends for a dividend period on or after the dividend payment date for such period if its Board of Directors (or a duly authorized committee of the Board) has not declared such dividend before the related dividend payment date. If dividends on the Series A Preference Shares are authorized and declared with respect to any subsequent dividend period, Maiden will be free to pay dividends on any other series of preference shares and/or our common shares.

The Series A Preference Shares are equity and are subordinate to our existing and future indebtedness and other liabilities.

The Series A Preference Shares are equity interests and do not constitute indebtedness. As such, the Series A Preference Shares will rank junior to all of our indebtedness and other non-equity claims of our creditors with respect to assets available to satisfy our claims, including in our liquidation. As of June 30, 2012, our total consolidated debt was $333.8 million and our total consolidated liabilities were $2,928.0 million. We may incur additional debt and liabilities in the future. Our existing and future indebtedness may restrict payments of dividends on the Series A Preference Shares. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preference shares like the Series A Preference Shares, dividends are payable only if declared by our Board of Directors (or a duly authorized committee of the Board).

You may be unable to sell your Series A Preference Shares if an active trading market does not develop.

The Series A Preference Shares are a new issue with no established trading market. Although we intend to apply to have the Series A Preference Shares approved for listing on the NYSE, there may be little or no secondary market for the Series A Preference Shares. Even if a secondary market for the Series A Preference Shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and ask prices in any secondary market could be substantial.

The voting rights of holders of the Series A Preference Shares are limited.

Holders of the Series A Preference Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. The limited voting rights of holders of the Series A Preference Shares include the right to vote as a class on certain matters that affect the preference or special rights of the Series A Preference Shares, as described under “Description of the Series A Preference Shares — Voting Rights” in this prospectus supplement. In addition, if dividends on the Series A Preference Shares have not been declared or paid for the equivalent of six dividend payments, whether or not for consecutive dividend periods, holders of the outstanding the Series A Preference Shares, voting together as a single class with holders of any and all other series of voting preference shares then outstanding and upon which like voting rights have been conferred, will be entitled to vote for the election of two additional directors to our Board of Directors subject to the terms and to the limited extent described under “Description of the Series A Preference Shares — Voting Rights” in this prospectus supplement.

There is no limitation on our issuance of securities that rank equally with or senior to the Series A Preference Shares.

We do not currently have outstanding any shares of our capital stock that rank equally with or senior to the Series A Preference Shares. However, we may issue additional securities that rank equally with or senior to the Series A Preference Shares without limitation. The issuance of securities ranking equally with or senior to the Series A Preference Shares may reduce the amount available for dividends and the amount recoverable by holders of the Series A Preference Shares in the event of our liquidation, dissolution or winding-up.

The terms of the Series A Preference Shares may change without your consent or approval.

Under the terms of the Series A Preference Shares, we may elect to vary the terms of the Series A Preference Shares without your consent or approval, following the occurrence of a tax event or a capital disqualification event, which (1) in the case of a tax event, would eliminate the substantial probability that we or a successor corporation would be required to pay any additional amounts with respect to the Series A Preference Shares as a result of a change in tax law or (2) in the case of a capital disqualification event, would cause the Series A Preference Shares to become securities that qualify as Tier 2 capital under then-applicable capital adequacy regulations imposed upon us by the BMA or any successor agency or then-applicable regulatory authority. However, our exercise of this right is subject to certain conditions, including that the terms considered in the aggregate cannot be less favorable, including from a financial perspective, to holders of the Series A Preference Shares than the terms of the Series A Preference Shares prior to being varied or exchanged. See “Description of the Series A Preference Shares — Variation or Exchange” in this prospectus supplement.

We are able to redeem the Series A Preference Shares beginning August 29, 2017, and earlier under certain circumstances, but are under no obligation to do so. If the Series A Preference Shares are redeemed, you may not be able to reinvest the redemption proceeds in a comparable security at a similar return on investment.

On and after August 29, 2017, or, under certain circumstances, before August 29, 2017, we may, subject to our ability to meet applicable regulatory standards, redeem the Series A Preference Shares. See “Description of the Series A Preference Shares — Redemption” and “Description of the Series A Preference Shares — Tax Redemption” in this prospectus supplement. We have no obligation to redeem or repurchase the Series A Preference Shares under any circumstances. If the Series A Preference Shares are redeemed at a time when prevailing interest rates are lower than the dividend rate applicable to the Series A Preference Shares, you may not be able to reinvest the redemption proceeds in an investment with a comparable a rate of return.

The Series A Preference Shares are expected to be rated below investment grade.

Although the Series A Preference Shares have not been rated yet, we have sought to obtain a rating for the Series A Preference Shares. We currently expect the rating of the Series A Preference Shares, if obtained, to be below investment grade, which could adversely impact the market price of the Series A Preference Shares. Below investment-grade securities are subject to a higher risk of price volatility than similar, higher-rated securities. Furthermore, increases in leverage or deteriorating outlooks for an issuer, or volatile markets, could lead to continued significant deterioration in market prices of below-investment grade rated securities.

Ratings only reflect the views of the issuing rating agency or agencies and such ratings could at any time be revised downward or withdrawn entirely at the discretion of the issuing rating agency. Further, a rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preference Shares. In addition, ratings do not reflect market prices or suitability of a security for a particular investor and any rating of the Series A Preference Shares may not reflect all risks related to the Company and its business, or the structure or market value of the Series A Preference Shares.

The Series A Preference Shares ratings may be downgraded.

We have sought to obtain a rating for the Series A Preference Shares. However, if any ratings are assigned to the Series A Preference Shares in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Series A Preference Shares. A rating is not a recommendation to purchase, sell or hold any particular security, including the Series A Preference Shares. Ratings do not reflect market prices or suitability of a security for a particular investor and any future rating of the Series A Preference Shares may not reflect all risks related to us and our business, or the structure or market value of the Series A Preference Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series A Preference Shares.

The regulatory capital treatment of the Series A Preference Shares may not be what we anticipate.

The Series A Preference Shares are intended to constitute Tier 2 capital in accordance with the group requirements of the BMA which come into force on January 1, 2013. In order for the Series A Preference Shares to qualify as Tier 2 capital, the terms of the Series A Preference Shares must reflect the criteria contained in the Insurance (Group Supervision) Rules 2011 published by the BMA in January 2012. No assurance can be made that the BMA will deem that the Series A Preference Shares constitute Tier 2 capital under the group supervision rules. In the event that the BMA does not make such a determination, subject to the limitations described herein, we will be entitled to vary the terms of the Series A Preference Shares or exchange the Series A Preference Shares for new securities to achieve the desired regulatory capital treatment. See “Description of the Series A Preference Shares — Tax Redemption,” and “— Variation or Exchange” in this prospectus supplement.

We are a holding company and our ability to make dividend payments on the Series A Preference Shares may depend on our ability to receive dividends or other distributions from our subsidiaries.

Our operations are conducted through direct and indirect subsidiaries. As a holding company, we do not own any significant assets other than equity in our subsidiaries. Our ability to make dividend payments on the Series A Preference Shares may be dependent on dividends and other distributions or payments from our subsidiaries. The ability of those subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations and proceeds from the sale of assets and other capital-raising activities. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to make dividend payments on the Series A Preference Shares. In addition, dividends or other distributions from our subsidiaries to us may be subject to contractual and other restrictions and are subject to other business considerations.

Our ability to pay dividends may be limited by regulatory law and by the Certificate of Designations of the Series A Preference Shares.

Under Bermuda law and under the terms of the Certificate of Designations governing the Series A Preference Shares, we will not be permitted to pay dividends on the Series A Preference Shares (even if such dividends have been previously declared) if there are reasonable grounds for believing that (1) we are or, after giving effect to the payment of dividends, would be unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities, or (3) we are or, after such payment, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law.

A classification of the Series A Preference Shares by the National Association of Insurance Commissioners may impact U.S. insurance companies that purchase Series A Preference Shares.

The NAIC may from time to time, in its discretion, classify securities in insurers’ portfolios as either debt, preferred equity or common equity instruments. The NAIC’s written guidelines for classifying securities as debt, preferred equity or common equity include subjective factors that require the relevant NAIC examiner to exercise substantial judgment in making a classification. There is therefore a risk that the Series A Preference Shares may be classified by NAIC as common equity instead of preferred equity. The NAIC classification determines the amount of risk based capital (“RBC”) charges incurred by insurance companies in connection with an investment in a security. Securities classified as common equity by the NAIC carry RBC charges that can be significantly higher than the RBC requirement for debt or preferred equity. Therefore, any classification of the Series A Preference Shares as common equity may adversely affect U.S. insurance companies that hold Series A Preference Shares. In addition, a determination by the NAIC to classify the Series A Preference Shares as common equity may adversely impact the trading of the Series A Preference Shares in the secondary market.

Reduced tax rate for qualified dividend income received by individuals and other non-corporate holders may not be available in the future.

If, as is intended, the Series A Preference Shares are approved for listing on the NYSE, dividends received by individuals and other non-corporate United States Persons on the Series A Preference Shares in taxable years beginning on or before December 31, 2012 should constitute qualified dividend income that is subject to U.S. federal income tax at the rate applicable for long-term capital gains, rather than the higher rates applicable to ordinary income, provided that certain holding period requirements and other conditions are met. There is a risk that dividends, if any, paid prior to the listing of the Series A Preference Shares on the NYSE may not constitute qualified dividend income. All dividends received during taxable years beginning after December 31, 2012 will no longer be taxed at the rate applicable for long-term capital gains unless legislation is enacted providing otherwise. Under the Obama Administration’s Fiscal Year 2013 Revenue Proposals, the preferential treatment of qualified dividend income would expire after December 31, 2012 for income that would be taxable in the 36 percent or 39.6 percent brackets. In addition, there has been proposed legislation before both Houses of Congress that would exclude shareholders of certain foreign corporations from this advantageous tax treatment. If such legislation were to become law, non-corporate U.S. shareholders would no longer qualify for the capital gains tax rate on the dividends paid by us.

U.S. persons who hold our Series A Preference Shares may be subject to U.S. income taxation at ordinary income rates on our undistributed earnings and profits.

Under our bye-laws, the 9.5% voting restriction applicable to the Controlled Shares of a U.S. Person (as defined in our bye-laws) generally does not apply to certain of our investors. Depending upon the ownership of these investors and as a result of certain attribution rules, we and our foreign subsidiaries could be controlled foreign corporations (“CFCs”). We do not believe that we are a passive foreign investment company. Since these determinations and beliefs are based upon legal and factual conclusions, no assurances can be given that the IRS or a court would concur with our conclusions. If we are a CFC or passive foreign investment company, U.S. persons who hold our Series A Preference Shares may suffer adverse tax consequences. See “Certain Income Tax Considerations — Taxation of Shareholders — United States Taxation — CFC Considerations” and “Certain Income Tax Considerations — Taxation of Shareholders — United States Taxation — Passive Foreign Investment Companies” in this prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein, other than purely historical information, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based are “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include in general statements both with respect to us and the insurance industry and generally are identified with the words “anticipate,” “believe,” “expect,” “predict”, “estimate”, “intend,” “plan,” “project,” “seek,” “potential,” “possible,” “could,” “might,” “may,” “should,” “will,” “would”, “will be”, “will continue”, “will likely result” and similar expressions. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of such statements in this prospectus supplement and the accompanying prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2011, and include but are not limited to:

•	Our results will fluctuate from period to period and may not be indicative of our long-term prospects;
•	The property and casualty reinsurance and insurance markets may be affected by cyclical trends;
•	Rating agencies may downgrade or withdraw our ratings;
•	Loss of key executives could adversely impact our ability to implement our business strategy;
•	We may have difficulty integrating our acquisitions;
•	Our use of reinsurance brokers in contract negotiations and production of business;
•	Our inability to achieve our investment objectives; and
•	Our controlling shareholders’ ability to determine the outcome of matters requiring shareholder approval.

We caution that the foregoing list of important factors is not intended to be and is not exhaustive. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

USE OF PROCEEDS

We expect to receive approximately $145.0 million in net proceeds from the sale of the Series A Preference Shares issued in this offering, after deducting the underwriting discount and our estimated offering expenses. We intend to use the net proceeds of this offering for continued support and development of our reinsurance business and for other general corporate purposes, which may include the repurchase from time to time of our common shares and the repurchase of our outstanding TRUPS. We presently have no intention to repurchase a portion of our outstanding TRUPS with the net proceeds of this offering prior to January 20, 2014, and, pending their use, expect to invest the net proceeds from this offering in marketable fixed income securities and short term investments.

Our Board of Directors has authorized management at its discretion to repurchase our outstanding common shares in an amount not exceeding 50% of the net proceeds of this offering. Repurchases under the program may be made in open market or privately negotiated transactions or otherwise, from time to time, depending on market conditions.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE SHARE DIVIDENDS

The below table indicates our ratio of earnings to fixed charges and preference share dividends for the periods indicated. Because we did not have any preference shares outstanding for any of the periods presented in the table below, our ratio of earnings to fixed charges and preference share dividends is equal to the ratio of earnings to fixed charges for each of the periods presented.

	Six Months Ended June 30,			Year Ended December 31,						Period from May 31 (Inception) to December 31,
	2012	2011		2011		2010	2009	2008		2007
Ratio of earnings to fixed charges(1)	3.08x	0.82x	(2)	1.89x	(2)	2.95x	2.81x	N/A	(3)	N/A (3)

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income plus fixed charges; and “fixed charges” consists of interest expense and debt amortization charges.
(2)	For the six months ended June 30, 2011 and the year ended December 31, 2011, “earnings” includes certain non-recurring charges related to the Company’s repurchase of $107.5 million of junior subordinated debt issued in connection with the TRUPS Offering on July 15, 2011. Pursuant to the terms of the TRUPS Offering, the Company incurred a non-recurring repurchase expense of approximately $15.1 million, which was reported in the Company’s results of operations for the six months ended June 30, 2011 and the year ended December 31, 2011. As a result of the repurchase, the Company also incurred an additional non-recurring non-cash charge of approximately $20.3 million for the six months ended June 30, 2011 and the year ended December 31, 2011, which represents the accelerated amortization of original issue discount and issuance costs associated with equity issued in conjunction with the TRUPS Offering. Excluding these charges, the Company’s ratio of earnings to fixed charges for the six months ended June 30, 2011 and the year ended December 31, 2011 would have been 2.74x and 2.93x, respectively.
(3)	For the year ended December 31, 2008 and the period from May 31 (inception) to December 31, 2007, we had no fixed charges.

CAPITALIZATION

The following table sets forth our consolidated capitalization at June 30, 2012, on a historical basis and as adjusted to give effect to the offering of the Series A Preference Shares and the application of the estimated net proceeds therefrom, as described under “Use of Proceeds.” This table should be read in conjunction with our consolidated financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, all of which are incorporated into this prospectus supplement by reference.

	As of June 30, 2012
	Actual	As adjusted
	(in thousands, except share and per share data)
Debt:
Senior notes	$207,500	$207,500
Junior subordinated debt	126,289	126,289
Total debt	$333,789	$333,789
Equity:
Common shares ($0.01 par value; 73,223,918 shares issued actual and as adjusted; 72,261,582 shares outstanding actual and as adjusted)	$732	$732
Series A Preference Shares offered hereby ($0.01 par value; no shares issued actual; 6,000,000 shares issued and outstanding as adjusted)	—	60
Additional paid-in capital	579,818	725,033
Accumulated other comprehensive income	95,558	95,558
Retained earnings	152,005	152,005
Treasury shares, at cost (962,336 shares actual and as adjusted)	(3,801)	(3,801)
Total Maiden shareholders’ equity	$824,312	$969,587
Noncontrolling interest in subsidiaries	406	406
Total equity	$824,718	$969,993
Total capitalization	$1,158,507	$1,303,782

DESCRIPTION OF THE SERIES A PREFERENCE SHARES

The following description of the particular terms of the Series A Preference Shares supplements the description of the general terms and provisions of the preference shares set forth under “Description of Preference Shares” in the accompanying prospectus. The following summary of the terms and provisions of the Series A Preference Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the bye-laws of Maiden, which we have previously filed with the SEC, and the Certificate of Designations creating the Series A Preference Shares, which will be included as an exhibit to documents that we file with the SEC. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus. As used in this section, “we,” “us,” “our,” “the Company” and “Maiden” mean Maiden Holdings, Ltd. and do not include its subsidiaries.

General

The Certificate of Designations setting forth the specific rights, preferences, limitations and other terms of the Series A Preference Shares will be approved by the Board of Directors of the Company as of the date of this prospectus supplement. The Series A Preference Shares constitute a series of our authorized preference shares.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available funds for such payment (i.e., after taking account of all indebtedness and other non-equity claims of our creditors). The Series A Preference Shares will be fully paid and non-assessable when issued. Holders of the Series A Preference Shares will not have preemptive or subscription rights to acquire more of our capital shares.

Holders will not have the right to convert Series A Preference Shares into, or exchange Series A Preference Shares for, shares of any other class or series of shares or other securities of ours. The Series A Preference Shares have no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or other obligation of Maiden to redeem or purchase the Series A Preference Shares.

Ranking

The Series A Preference Shares will rank senior to our junior shares (as defined herein), equally with each other series of our preference shares that we may issue the terms of which provide that they rank equally with the Series A Preference Shares with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding-up and junior to each other series of our preference shares that we may issue in the future the terms of which provide that they rank senior to the Series A Preference Shares with respect to the payment of dividends and distributions of assets upon our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we do not have outstanding any series or class of shares that rank equally with or senior to the Series A Preference Shares with respect to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up. However, we may issue additional securities that rank equally with or senior to the Series A Preference Shares without limitation. Under our bye-laws, our Board of Directors has the power from time to time to create and issue preference shares of other series and fix their relative rights, preferences and limitations.

Dividends

Dividends on the Series A Preference Shares will not be mandatory. Holders of Series A Preference Shares will be entitled to receive only when, as and if declared by the Board of Directors of Maiden or a duly authorized committee of the Board, out of lawfully available funds for the payment of dividends under Bermuda law, non-cumulative cash dividends from the original issue date, quarterly on the 15th day of March, June, September and December of each year, commencing on December 15, 2012. These dividends will accumulate with respect to a particular dividend period, on the liquidation preference amount of $25 per share at an annual rate of 8.25%. In the event that we issue additional Series A Preference Shares after the original issue date, dividends on such additional shares may accumulate from the original issue date or any other date we specify at the time such additional shares are issued.

Dividends, if so declared, will be payable to holders of record of the Series A Preference Shares as they appear on our books on the applicable record date, which shall be March 1, June 1, September 1 and

December 1, as applicable, immediately preceding the applicable dividend payment date or such other record date fixed by our Board of Directors (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such dividend payment date (each, a “dividend record date”). These dividend record dates will apply regardless of whether a particular dividend record date is a business day.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preference Shares and will end on and exclude the December 15, 2012 dividend payment date. Dividends payable on the Series A Preference Shares will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next succeeding business day with the same force and effect as if made on the original dividend payment date, and no additional dividends shall accumulate on the amount so payable from such date to such next succeeding business day.

Dividends on the Series A Preference Shares will not be cumulative. Accordingly, if our Board of Directors, or a duly authorized committee of the Board, does not declare a dividend on the Series A Preference Shares payable in respect of any dividend period before the related dividend payment date, such dividend will not accumulate and will not be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends are declared for any future dividend period on the Series A Preference Shares or any other preference shares we may issue in the future.

So long as any Series A Preference Shares remain outstanding for any dividend period, unless the full dividends for the latest completed dividend period on all outstanding Series A Preference Shares and parity shares (as defined below) have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside):

•	no dividend shall be paid or declared on our common shares, or any other junior shares (other than a dividend payable solely in junior shares); and
•	no common shares or other junior shares shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (1) as a result of a reclassification of junior shares for or into other junior shares, or the exchange or conversion of one junior share for or into another junior share, or (2) through the use of the proceeds of a substantially contemporaneous sale of junior shares, in each case as permitted by our bye-laws in effect on the date of issuance of the Series A Preference Shares).

As used in this prospectus supplement, “junior shares” means any class or series of our capital shares that ranks junior to the Series A Preference Shares either as to the payment of dividends or as to the distribution of assets upon our liquidation, dissolution or winding-up. At present, junior shares consist solely of our common shares.

When dividends are not paid (or duly provided for) in full on any dividend payment date (or, in the case of parity shares (as defined below) having dividend payment dates different from the dividend payment dates pertaining to the Series A Preference Shares, on a dividend payment date falling within the related dividend period for the Series A Preference Shares) upon the Series A Preference Shares and any parity shares, all dividends declared by our Board of Directors or a duly authorized committee of the Board upon the Series A Preference Shares and all such parity shares and payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preference Shares, on a dividend payment date falling within the related dividend period for the Series A Preference Shares) shall be declared by the Board or such committee pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per Series A Preference Share and all parity shares payable on such dividend payment date (or, in the case of parity shares having dividend payment dates different from the dividend payment dates pertaining to the Series A Preference Shares, on a dividend payment date falling within the related dividend period for the Series A Preference Shares) bear to each other.

As used in this prospectus supplement, “parity shares” means any class or series of our capital shares that ranks equally with the Series A Preference Shares with respect to the payment of dividends and in the distribution of assets on our liquidation, dissolution or winding-up. As of the date of this prospectus supplement, we did not have any outstanding class or series of capital shares that are parity shares.

Certain Bermuda Restrictions on Payment of Dividends

The Bermuda Companies Act 1981 (the “Companies Act”) limits our ability to pay dividends. Under Bermuda law, a company shall not declare and pay dividends if there are reasonable grounds for believing that the company is or would, after the declaration or payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. In addition, our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us.

Payment of Additional Amounts

We will make all payments on the Series A Preference Shares free and clear of and without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Bermuda or any other jurisdiction in which we are organized (a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (1) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (2) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, we will, subject to certain limitations and exceptions described below, pay to the holders of the Series A Preference Shares such additional amounts as dividends as may be necessary so that every net payment made to such holders, after the withholding or deduction, will not be less than the amount provided for in the Certificate of Designations to be then due and payable.

We will not be required to pay any additional amounts for or on account of:

1.	any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such holder was a resident, citizen, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Series A Preference Shares or any Series A Preference Shares presented for payment more than 30 days after the Relevant Date. The “Relevant Date” means, in respect of any payment, the date on which such payment first becomes due and payable, but if the full amount of the moneys payable has not been received by the dividend disbursing agent on or prior to such due date, it means the first date on which, the full amount of such moneys having been so received and being available for payment to holders, notice to that effect shall have been duly given to the holders of the Series A Preference Shares;
2.	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference;
3.	any tax, fee, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payment of the liquidation preference of or any dividends on the Series A Preference Shares;
4.	any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the holder of such Series A Preference Shares to comply with any reasonable request by us addressed to the holder within 90 days of such request (1) to provide information concerning the nationality, citizenship, residence or identity of the holder or (2) to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;
5.	any withholding or deduction required to be made pursuant to any EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or
6.	any combination of items (1), (2), (3), (4) and (5).

In addition, we will not pay additional amounts with respect to any payment on any such Series A Preference Shares to any holder who is a fiduciary, partnership, limited liability company or other pass-thru entity other than the sole beneficial owner of such Series A Preference Shares if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership, limited liability company or other pass-thru entity or a beneficial owner to the extent such beneficiary, partner or settlor would not have been entitled to such additional amounts had it been the holder of the Series A Preference Shares.

If we become obligated to pay any additional amounts as a result of a change in tax law, we will also have the option to redeem the Series A Preference Shares. See “— Tax Redemption.”

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding-up, holders of the Series A Preference Shares and any parity shares are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, but before any distribution of assets is made to holders of our common shares or any of our other shares ranking junior as to such a distribution to the Series A Preference Shares, a liquidating distribution in the amount of $25 per Series A Preference Share plus any declared and unpaid dividends. If in any such distribution, our assets or proceeds thereof are not sufficient to pay the liquidating distribution, distributions will be made pro rata as to the Series A Preference Shares and any parity shares but only to the extent we have assets available after satisfaction of all liabilities to creditors. Holders of the Series A Preference Shares will not be entitled to any other amounts from us after they have received their full liquidation preference.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preference Shares and all holders of any parity shares, the amounts paid to the holders of Series A Preference Shares and to the holders of any parity shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the liquidation distribution of any holder of preference shares means the amount payable to such holder in such distribution, including any declared but unpaid dividends (and any unpaid, accrued cumulative dividends in the case of any holder of shares on which dividends accrue on a cumulative basis). If the liquidation preference has been paid in full to all holders of the Series A Preference Shares and any holders of parity shares and shares ranking senior to the Series A Preference Shares with respect to the distributions of assets upon liquidation, dissolution or winding-up, the holders of our other shares shall be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of this section, a consolidation, amalgamation, merger, arrangement, reincorporation, de-registration or reconstruction involving Maiden or the sale or transfer of all or substantially all of the shares or the property or business of Maiden will not be deemed to constitute a liquidation, dissolution or winding-up.

Redemption

Under Bermuda law, the source of funds that may be used by a company to pay amounts to shareholders on the redemption of their shares in respect of the nominal or par value of their shares is limited to (1) the capital paid up on the shares being redeemed, (2) funds of the company otherwise available for payment of dividends or distributions or (3) the proceeds of a new issuance of shares made for purposes of the redemption, and in respect of the premium over the nominal or par value of their shares is limited to (a) funds otherwise available for dividends or distributions or (b) out of the company’s share premium account before the redemption date.

Under Bermuda law, no redemption may be made by us if there are reasonable grounds for believing that (1) we are or, after giving effect to redemption of shares, would be unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities, or (3) we are or, after such redemption, would be in breach of applicable individual or group solvency and liquidity requirements or applicable individual or group enhanced capital requirements or such other applicable rules, regulations or restrictions as may from time to time be issued or imposed by the BMA (or any successor agency or then-applicable regulatory authority) pursuant to the terms of the Insurance Act 1978 or any successor legislation or then-applicable law. In addition, if the redemption price is to be paid out of funds otherwise available for dividends or distributions, no redemption may be made if the realizable value of our assets would thereby be less than the aggregate of our liabilities.

Preference shares also may not be redeemed if as a result of the redemption, our issued share capital would be reduced below the minimum capital specified in the memorandum of association of Maiden.

Our ability to effect a redemption of the Series A Preference Shares is subject to regulatory approval. Our ability to effect a redemption of the Series A Preference Shares may be subject to the performance of our subsidiaries. Distributions to us from our insurance subsidiaries will also be subject to applicable insurance laws and regulatory constraints.

The Series A Preference Shares are not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions.

Except as described below, the Series A Preference Shares are not redeemable prior to August 29, 2017. On and after that date, the Series A Preference Shares will be redeemable at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice, at a redemption price equal to $25 per Series A Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends. Holders of the Series A Preference Shares will have no right to require the redemption of the Series A Preference Shares.

The Series A Preference Shares are also redeemable at our option at any time prior to August 29, 2017, if we have submitted to the holders of our common shares a proposal for an amalgamation, consolidation, merger, arrangement, reconstruction, reincorporation, de-registration or any other similar transaction involving Maiden that requires, or we have submitted any proposal for any other matter that, as a result of any change in Bermuda law after the date of this prospectus supplement (whether by enactment or official interpretation) that requires, in either case, a vote of the holders of the Series A Preference Shares at the time outstanding, voting separately as a single class (alone or with one or more other classes or series of preference shares). Our option to redeem the Series A Preference Shares under such circumstances shall be for all of the outstanding Series A Preference Shares upon not less than 30 nor more than 60 days prior written notice, and at a redemption price of $26 per Series A Preference Share, plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends.

The redemption price for any shares of Series A Preference Shares shall be payable on the redemption date to the holders of such shares against book entry transfer or surrender of the certificate(s) evidencing such shares to us or our agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such dividend record date relating to the dividend payment date provided in “— Dividends” above.

Prior to delivering notice of redemption as provided below, we will file with our corporate records a certificate signed by one of our officers affirming our compliance with the redemption provisions under the Companies Act relating to the Series A Preference Shares, and stating that there are reasonable grounds for believing that we are, and after the redemption will be, able to pay our liabilities as they become due and that the redemption will not cause us to breach any provision of applicable Bermuda law or regulation. We will mail a copy of this certificate with the notice of any redemption.

If the Series A Preference Shares are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preference Shares to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preference Shares are held in book-entry form through The Depository Trust Company, or “DTC,” we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;
•	the number of Series A Preference Shares to be redeemed and, if less than all the Series A Preference Shares held by such holder are to be redeemed, the number of such Series A Preference Shares to be redeemed from such holder;
•	the redemption price; and
•	that the shares should be delivered via book entry transfer or the place or places where holders may surrender certificates evidencing the Series A Preference Shares for payment of the redemption price.

If notice of redemption of any Series A Preference Shares has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preference Shares so called for redemption, then, from and after the redemption date, no further dividends will be declared on such Series A Preference Shares, such Series A Preference Shares shall no longer be deemed outstanding and all rights of the holders of such Series A Preference Shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the Series A Preference Shares at the time outstanding, the Series A Preference Shares to be redeemed shall be selected either pro rata or in such other manner as we may determine to be fair and equitable.

Our ability to redeem the Series A Preference Shares as described above or pursuant to a tax event, as described below under “— Tax Redemption,” may be limited by the terms of our agreements governing our indebtedness and by the provisions of other agreements that we may enter into.

Tax Redemption

We will have the option to redeem for cash the Series A Preference Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures described under “— Redemption” above, at a redemption price of $25 per share plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, at any time following the occurrence of a tax event (as defined). A “tax event” means as a result of a “change in tax law” there is a substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series A Preference Shares.

Prior to any redemption upon a tax event, we will be required to deliver a certificate signed by two executive officers of the Company to the transfer agent for the Series A Preference Shares confirming that a tax event has occurred and is continuing (as reasonably determined by us).

A “change in tax law” means (a) a change in or amendment to laws, regulations or rulings of any jurisdiction, political subdivision or taxing authority described in the next sentence, (b) a change in the official application or interpretation of those laws, regulations or rulings, (c) any execution of or amendment to any treaty affecting taxation to which any jurisdiction, political subdivision or taxing authority described in the next sentence is party, or (d) a decision rendered by a court of competent jurisdiction in Bermuda or any taxing jurisdiction or any political subdivision, whether or not such decision was rendered with respect to us, in each case described in (a) – (d) above occurring after the date of this prospectus supplement. The jurisdictions, political subdivisions and taxing authorities referred to in the previous sentence are (a) Bermuda or any political subdivision or governmental authority of or in Bermuda with the power to tax, (b) any jurisdiction from or through which we or our dividend disbursing agent are making payments on the Series A Preference Shares or any political subdivision or governmental authority of or in that jurisdiction with the power to tax or (c) any other jurisdiction in which Maiden or a successor corporation is organized or generally subject to taxation or any political subdivision or governmental authority of or in that jurisdiction with the power to tax.

In addition, we will have the option to redeem for cash any or all Series A Preference Shares at any time in whole or from time to time in part, upon not less than 30 days nor more than 60 days prior written notice in accordance with the procedures set forth under “— Redemption” above, at a redemption price of $25 per share plus declared and unpaid dividends, if any, to, but excluding, the date of redemption, without accumulation of any undeclared dividends, if the entity formed by a consolidation, merger or amalgamation involving us or the entity to which we convey, transfer or lease substantially all our properties and assets is required to pay additional amounts in respect of any tax, assessment or governmental charge imposed on any holder of Series A Preference Shares as a result of a change in tax law that occurred after the date of the consolidation, merger, amalgamation, conveyance, transfer or lease.

Variation or Exchange

At any time following a tax event or a capital disqualification event (as defined below), we may, without the consent of any holders of the Series A Preference Shares, vary the terms of the Series A Preference Shares or exchange the Series A Preference Shares for new securities, which (1) in the case of a tax event, would eliminate the substantial probability that we or any successor corporation would be required to pay any additional amounts with respect to the Series A Preference Shares as a result of a change in tax law or (2) in the case of a capital disqualification event, would cause the Series A Preference Shares to become securities that qualify as Tier 2 capital (where capital is subdivided into tiers) or its equivalent under then-applicable capital adequacy regulations (as defined below) imposed upon us by the BMA or any successor agency or then-applicable regulatory authority, including under the BMA’s enhanced capital requirements, for purposes of determining the solvency margin, capital adequacy ratios or any other comparable ratios, regulatory capital resource or levels of Maiden or any member thereof. In either case, the terms of the varied securities or new securities considered in the aggregate cannot be less favorable, including from a financial perspective, to holders than the terms of the Series A Preference Shares prior to being varied or exchanged (as reasonably determined by the Company); provided that no such variation of terms or securities received in exchange shall change the specified denominations, or any payment of dividend on, the redemption dates (other than any extension of the period during which an optional redemption may not be exercised by the Company) or currency of, the Series A Preference Shares, reduce the liquidation preference thereof or the dividend payable thereon, lower the ranking of the securities or change the foregoing list of items that may not be so amended as part of such variation or exchange. Further, no such variation of terms or securities received in exchange shall impair the right of a holder of the securities to institute suit for the payment of any amounts due (as provided under the Certificate of Designations), but unpaid with respect to such holder’s securities.

Prior to any variation or exchange, we will be required to (1) receive an opinion of independent legal advisers of recognized standing to the effect that holders and beneficial owners of the Series A Preference Shares (including as holders and beneficial owners of the varied or exchanged securities) will not recognize income, gain or loss for United States federal income tax purposes as a result of such variation or exchange and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such variation or exchange not occurred; and (2) deliver a certificate signed by two executive officers of the Company to the transfer agent for the Series A Preference Shares confirming that (a) a capital disqualification event or a tax event has occurred and is continuing (as reasonably determined by the Company) and (b) that the terms of the varied or new securities, considered in the aggregate, are not less favorable, including from a financial perspective, to holders than the terms of the Series A Preference Shares prior to being varied or exchanged (as reasonably determined by the Company).

Any variation or exchange of the Series A Preference Shares described above will be made after notice is given to the holders of the Series A Preference Shares not less than 30 nor more than 60 days prior to the date fixed for variation or exchange, as applicable.

As used in this prospectus supplement, (1) a “capital disqualification event” means the Series A Preference Shares do not qualify, in whole or in part (including as a result of any transitional or grandfathering provisions or otherwise), for purposes of determining the solvency margin, capital adequacy ratio or any other comparable ratio, regulatory capital resource or level, of Maiden or any subsidiary thereof, where capital is subdivided into tiers, as Tier 2 capital securities under then-applicable capital adequacy regulations imposed upon us by the BMA or any successor agency or then-applicable regulatory authority (which would include, without limitation, our individual and group enhanced capital requirements under BMA capital regulations), except as a result of any applicable limitation on the amount of such capital; and (2) “capital adequacy regulations” means the solvency margins, capital adequacy regulations or any other regulatory capital rules applicable to us from time to time on an individual or group basis pursuant to Bermuda law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then-applicable capital adequacy regulations).

Voting Rights

Except as provided below, the holders of the Series A Preference Shares will have no voting rights.

Whenever dividends on any Series A Preference Shares shall have not been declared and paid for the equivalent of six or more dividend periods, whether or not for consecutive dividend periods (a “nonpayment event”), the holders of the Series A Preference Shares, voting together as a single class with holders of any and all other series of voting preference shares (as defined below) then outstanding, will be entitled to vote for the election of a total of two additional members of the Board of Directors of Maiden (the “preference shares directors”), provided that the election of any such directors shall not cause us to violate the corporate governance requirement of any exchange on which our securities may be listed or quoted that listed or quoted companies must have a majority of independent directors. In that event, the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series A Preference Shares or of any other series of voting preference shares (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of Maiden, in which event such election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting.

As used in this prospectus supplement, “voting preference shares” means any other class or series of our preference shares ranking equally with the Series A Preference Shares as to dividends and the distribution of assets upon liquidation, dissolution or winding-up of Maiden and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the Series A Preference Shares and any other voting preference shares have been voted in favor of any matter shall be determined by reference to the aggregate voting power, as determined under our bye-laws, of the Series A Preference Shares and voting preference shares voted.

If and when dividends for at least four consecutive dividend periods following a nonpayment event have been paid in full (or declared and a sum sufficient for such payment shall have been set aside), the holders of the Series A Preference Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent nonpayment event) and, if such voting rights for all other holders of voting preference shares have terminated, the term of office of each preference shares director so elected shall terminate and the number of directors on the Board of Directors of Maiden shall automatically decrease by two. In determining whether dividends have been paid for four dividend periods following a nonpayment event, we may take account of any dividend we elect to pay for such a dividend period after the regular dividend payment date for that period has passed.

Any preference shares director may be removed at any time without cause by the holders of record of a majority of the aggregate voting power, as determined under our bye-laws, of Series A Preference Shares and any other shares of voting preference shares then outstanding (voting together as a single class) when they have the voting rights described above. So long as a nonpayment event shall continue, any vacancy in the office of a preference shares director (other than prior to the initial election after a nonpayment event) may be filled by the written consent of the preference shares director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preference Shares and any other shares of voting preference shares then outstanding (voting together as a single class) when they have the voting rights described above. Any vote of shareholders to remove, or to fill a vacancy in the office of, a preference shares director may be taken only at a special general meeting of such shareholders, called as provided above for an initial election of preference shares director after a nonpayment event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of Maiden, in which event such election shall be held at such next annual or special general meeting of shareholders). The preference shares directors shall each be entitled to one vote per director on any matter. Each preference shares director elected at any special general meeting of shareholders or by written consent of the other preference shares director shall hold office until the next annual meeting of the shareholders of Maiden if such office shall not have previously terminated as above provided.

Subject to the provisions of the Series A Preference Shares described under “— Variation or Exchange” and in the second succeeding paragraph below, the bye-laws of Maiden provide that the Series A Preference Shares may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of at least two-thirds of the voting power represented by the issued Series A Preference Shares or with the sanction of a resolution passed by at least two-thirds of the voting power represented by the votes cast at a separate general meeting of the holders of the Series A Preference Shares in accordance with the Companies Act. The bye-laws also provide that rights conferred upon the holders of the capital shares of any class (including the Series A Preference Shares) issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of additional capital shares ranking pari passu therewith or senior thereto. The Companies Act provides that in certain circumstances, non-voting shares have the right to vote (for example without limitation, converting a limited liability company to unlimited liability company, discontinuance of a company from Bermuda, or conversion of preference shares into redeemable preference shares).

Notwithstanding the foregoing, our bye-laws contain a provision limiting the voting rights of any U.S. person, as defined in the Internal Revenue Code, who owns (directly, indirectly or constructively under the Code) shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors to 9.5% of such voting power. See “Certain Income Tax Considerations — Taxation of Shareholders — CFC Considerations.”

Without the consent of the holders of the Series A Preference Shares, so long as such action does not materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preference Shares, taken as a whole, the Board of Directors of Maiden may, by resolution, amend, alter, supplement or repeal any terms of the Series A Preference Shares:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the Certificate of Designations for the Series A Preference Shares that may be defective or inconsistent; or
•	to make any provision with respect to matters or questions arising with respect to the Series A Preference Shares that is not inconsistent with the provisions of the Certificate of Designations;

provided that any such amendment, alteration, supplement or repeal of any terms of the Series A Preference Shares effected in order to conform the terms thereof to the description of the terms of the Series A Preference Shares set forth under “Description of Series A Preference Shares” in this prospectus supplement shall be deemed not to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preference Shares, taken as a whole.

The foregoing voting provisions will not apply with respect to the Series A Preference Shares if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preference Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preference Shares to effect such redemption.

Conversion

Holders will not have the right to convert Series A Preference Shares into, or exchange Series A Preference Shares for, any other securities or property of Maiden.

Listing of the Series A Preference Shares

We intend to apply to list the Series A Preference Shares on the NYSE under the symbol “MHPRA.” If the application is approved, we expect trading to commence 30 days following the initial issuance of the Series A Preference Shares.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

American Stock Transfer & Trust Company will be the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preference Shares.

Book-Entry; Delivery and Form

The Series A Preference Shares will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that we will not issue certificates to you for the Series A Preference Shares except in limited circumstances. The global securities will be issued to DTC, the depository for the Series A Preference Shares, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Series A Preference Shares. Each participant will then keep a record of its clients. Unless exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global securities will be shown on, and transfers of the global securities will be made only through, records maintained by DTC and its participants.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Neither we nor the underwriters take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase Series A Preference Shares through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the Series A Preference Shares on DTC’s records. Since you actually own the Series A Preference Shares, you are the beneficial owner and your ownership interest will only be recorded in the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the Series A Preference Shares. DTC’s records only show the identity of the direct participants and the amount of the Series A Preference Shares held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus, the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee and we will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global securities to you or any other beneficial owners in the global securities.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the Series A Preference Shares held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

Series A Preference Shares represented by global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or
•	we determine not to require all of the Series A Preference Shares to be represented by global securities.

If the book-entry-only system is discontinued, the transfer agent will keep the registration books for the Series A Preference Shares at its corporate office.

CERTAIN INCOME TAX CONSIDERATIONS

The following summary of our taxation and the taxation of a holder of our Series A Preference Shares is based upon current law and is for general information only. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of certain tax considerations under (1) “Taxation of Maiden and Maiden Bermuda — Bermuda” and “Taxation of Shareholders — Bermuda Taxation” is based upon the advice of Conyers Dill & Pearman, our Bermuda counsel, and (2) “Taxation of Maiden and Maiden Bermuda — United States” and “Taxation of Shareholders — United States Taxation” is based upon the advice of Sidley Austin LLP, New York, New York. The advice of such firms does not include any factual or accounting matters, determinations or conclusions including amounts and computations of related party insurance income (“RPII”) (as described below) and amounts or components thereof or facts relating to our business or activities and is premised on the accuracy of the assumptions contained herein and the factual statements and representations made to such firms. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to us or holders of our Series A Preference Shares. The tax treatment of a holder of our Series A Preference Shares, or of a person treated as a holder of our Series A Preference Shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder’s particular tax situation. Statements contained herein as to the beliefs, expectations, intentions and conditions of Maiden and Maiden Bermuda as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING THE SERIES A PREFERENCE SHARES.

Taxation of Maiden and Maiden Bermuda

Bermuda

Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Maiden and Maiden Bermuda have each received from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Maiden and Maiden Bermuda or to any of their operations or their shares, debentures or other obligations, until March 31, 2035. Maiden and Maiden Bermuda could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any property leased to Maiden and Maiden Bermuda. Maiden and Maiden Bermuda each pay annual Bermuda government fees, and Maiden Bermuda pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

United States

The following discussion is a summary of certain U.S. tax considerations relating to our operations. A non-U.S. corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. federal income tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual determination. Maiden Holdings North America, Ltd. and its subsidiaries, including Maiden US and Maiden Specialty transact business in and are subject to taxation in the United States. Maiden and Maiden Bermuda are Bermuda companies. Maiden and Maiden Bermuda intend to conduct their activities in such a manner as to minimize the risk that either will be treated as being engaged in a trade or business in the United States, and thus, should not be subject to U.S. federal income taxation (other than the U.S. federal excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. federal withholding tax on certain U.S. source investment income). However, there is substantial uncertainty as to whether Maiden and/or Maiden Bermuda would be treated as engaged in a U.S. trade or business, and thus, no assurances can be given in this regard; if, contrary to expectations, either entity were treated as being engaged in a U.S. trade or business, it would be subject to regular U.S. federal income taxation on its income or gain effectively connected with that trade or business, thereby materially adversely affecting the ability to make distributions to investors. If the Internal Revenue Service (“IRS”) were to successfully contend that we are engaged in a trade or business in the U.S., a non-U.S. corporation deemed to be so engaged would be subject to U.S. federal income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. Maiden and Maiden Bermuda intends to file protective U.S. federal income tax returns. The highest marginal federal income tax rates currently are 35% for a corporation’s effectively connected income and 30% for the additional “branch profits” tax, for a potential maximum effective U.S. federal tax rate of approximately 54.5% on the net income connected with a U.S. trade or business.

If Maiden Bermuda is entitled to benefits under the income tax treaty between the United States and Bermuda, which we refer to as the Bermuda Treaty, Maiden Bermuda would not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Maiden Bermuda currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Maiden Bermuda will be eligible for Bermuda Treaty benefits immediately following this offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of Maiden’s shareholders. Maiden would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Maiden and Maiden Bermuda have conducted and intend to conduct substantially all of their operations outside the United States and to limit their U.S. contacts so that Maiden and Maiden Bermuda can mitigate the risk that they would be treated as engaged in the conduct of a trade or business in the United States.

Non-U.S. insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Maiden Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), a significant portion of Maiden Bermuda’s investment income may be subject to U.S. federal income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Maiden Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Maiden Bermuda’s investment income could be subject to U.S. federal income tax.

Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to a U.S. income tax imposed by withholding on certain “fixed or determinable annual or periodic gains, profits and income” derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Internal Revenue Code of 1986, as amended (the “Code”) or reduction by applicable treaties. The Bermuda Treaty does not reduce the U.S. federal withholding rate on U.S.-sourced investment income.

The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers (the “FET”) (1) with respect to risks of a U.S. entity or individual located wholly or partly within the United States and (2) with respect to risks of a non-U.S. entity or individual engaged in a trade or business in the United States which are located within the United States (“U.S. Situs Risks”). The rates of tax applicable to premiums paid to Maiden Bermuda are 4% for direct casualty insurance premiums and 1% for reinsurance premiums.

The IRS, in Revenue Ruling 2008-15, has formally announced its position that the FET is applicable (at a 1% rate on premiums) to all reinsurance cessions or retrocessions of risks by non-U.S. insurers or reinsurers to non-U.S. reinsurers where the underlying risks are U.S. Situs Risks, even if the FET has been paid on prior cessions of the same risks. The ruling relies on section 46.4371-2(c) of the Treasury Regulations, which incorporates the rationale of American Bankers Insurance Company of Florida v. United States, 265 F. Supp. 67 (S.D. Fla. 1967), (aff’d 388 F. 2d 304, 5th Cir. 1968). Notwithstanding the foregoing, the cascade theory of excise tax expressed in Revenue Ruling 2008-15 was rejected by the Tax Court in SDI Netherlands B.V., f.k.a. SDI International B.V. v. Commissioner, 107 T.C. 161 (Oct. 2, 1996). Thus, the validity of the legal and jurisdictional basis for, as well as the method of enforcement of, the IRS’s position is unclear. Maiden Bermuda has not determined if the FET should be applicable with respect to risks ceded to it by, or by it to, a non-U.S. insurance company. If the FET is applicable, it should apply at a 1% rate on premium for all U.S. Situs Risks ceded to Maiden Bermuda by a non-U.S. insurance company, or by Maiden Bermuda to a non-U.S. insurance company, even though the FET also applies at a 1% rate on premium ceded to Maiden Bermuda with respect to such risks.

With respect to related party cross border reinsurance, Section 845 of the Code allows the IRS to reallocate income, deductions, assets, reserves, credits and any other items related to a reinsurance agreement among certain related parties to the reinsurance agreement, or in circumstances where one party is an agent of the other, recharacterize such items, or make any other adjustment, in order to reflect the proper source, character or amount of the items for each party. In addition, if a reinsurance contract has a significant tax avoidance effect on any party to the transaction, the IRS may make adjustments with respect to such party to eliminate the tax avoidance effect. No regulations have been issued under Section 845 of the Code. Accordingly, the application of such provisions to us is uncertain and we cannot predict what impact, if any, such provisions may have on us. It is also possible that legislation may be enacted that has a negative impact on the tax treatment of related party cross-border reinsurance with respect to U.S. Situs Risks.

Taxation of Shareholders

Bermuda Taxation

Currently, there is no Bermuda income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax or other tax payable by holders of our shares, other than shareholders ordinarily resident in Bermuda, if any.

United States Taxation

The following summary sets forth certain U.S. federal income tax considerations related to the ownership and disposition of our Series A Preference Shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who acquire our Series A Preference Shares through this offering and who hold their Series A Preference Shares as capital assets within the meaning of Section 1221 of the Code. The following discussion is only a discussion of certain U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder’s specific circumstances. In addition, except as disclosed below, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers or traders in securities, tax-exempt organizations, expatriates, investors in pass-through entities, persons who are considered with respect to either Maiden or

Maiden Bermuda as “United States shareholders” for purposes of the controlled foreign corporation (“CFC”) rules of the Code (generally, a U.S. Person, as defined below, who owns, directly, indirectly through foreign entities or constructively, 10% or more of the total combined voting power of all classes of Maiden or Maiden Bermuda shares entitled to vote (a “10% U.S. Shareholder”)), or persons who hold their Series A Preference Shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the Treasury Regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States or of any non-U.S. government and does not discuss the effect of the alternative minimum tax. Persons considering making an investment in our Series A Preference Shares should consult their own tax advisors concerning the application of the U.S. federal tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction prior to making such investment.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our Series A Preference Shares, the tax treatment of the partners will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our Series A Preference Shares, you should consult your tax advisor.

For purposes of this discussion, the term “U.S. Person” means: (1) an individual citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, or under the laws of any State thereof (including the District of Columbia), (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (4) a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (b) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (5) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

Taxation of Distributions

Subject to the discussions below relating to the potential application of the CFC, RPII and passive foreign investment company (“PFIC”) rules discussed below, cash distributions made with respect to our Series A Preference Shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Maiden (as computed using U.S. tax principles). To the extent such distributions exceed Maiden’s earnings and profits, they will be treated first as a return of the shareholder’s basis in their shares to the extent thereof, and then as gain from the sale of a capital asset. See “— Sale, Exchange or other Dispositions of Series A Preference Shares” below.

If a U.S. Person holding our Series A Preference Shares is an individual or other non-corporate holder, dividends paid, if any, to that holder in taxable years beginning before January 1, 2013 that constitute qualified dividend income will be taxable at the rate applicable for long-term capital gains (generally up to 15%), provided that such person meets a holding period requirement. Generally in order to meet the holding period requirement, the U.S. Person must hold the Series A Preference Shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date.

Dividends paid with respect to Series A Preference Shares generally will be qualified dividend income, provided (1) the Series A Preference Shares are readily tradable on an established securities market in the United States in the year in which the shareholder receives the dividend (which will be the case for shares that are listed on the New York Stock Exchange) and (2) Maiden is not considered to be a PFIC in either the year of the distribution or the preceding taxable year. No assurance can be given that the Series A Preference Shares will be so listed or otherwise be considered readily tradable on an established securities market in the United States. There is a risk that dividends, if any, paid prior to the listing of the Series A Preference Shares on the NYSE may not constitute qualified dividend income.

All dividends received during taxable years beginning after December 31, 2012 will no longer be taxed at the rate applicable for long-term capital gains unless legislation is enacted providing otherwise. Distributions with respect to the Series A Preference Shares will not be eligible for the dividends-received deduction allowed to U.S. corporations under the Code.

CFC Considerations

Each 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through non-U.S. entities, on the last day of the CFC’s taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC’s “subpart F income,” even if the subpart F income is not distributed. “Subpart F income” of a non-U.S. insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income). A non-U.S. corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through non-U.S. entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (that is, “constructively”)) more than 50% of the total combined voting power of all classes of voting stock of such non-U.S. corporation, or more than 50% of the total value of all stock of such corporation on any day of the taxable year of such corporation, which we refer to as the 50% CFC Test. For purposes of taking into account insurance income, a CFC also includes a non-U.S. insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned (directly, indirectly through non-U.S. entities or constructively) by 10% U.S. Shareholders on any day of the taxable year of such corporation, which we refer to as the 25% CFC Test, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts (other than certain insurance or reinsurance related to same country risks written by certain insurance companies not applicable here) exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. Moreover, Maiden and/or Maiden Bermuda may be characterized as a CFC even if, based on the nominal voting power attributable to its shares, it avoids CFC characterization under the 50% CFC Test in the case of Maiden and Maiden Bermuda and the 25% CFC Test in the case of Maiden Bermuda if, based on the facts and circumstances, U.S. Persons who are not 10% U.S. Shareholders based on the nominal voting power attributable to the shares of Maiden or Maiden Bermuda owned by such U.S. Persons exercise control over Maiden or Maiden Bermuda disproportionate to their nominal voting power in such a manner that Maiden or Maiden Bermuda should be considered a CFC under the 50% CFC Test or 25% CFC Test, as applicable.

U.S. Persons recognizing subpart F income would increase the basis in its Series A Preference Shares by the amount of subpart F income included in income. Amounts distributed out of previously taxed subpart F income would be excluded from the U.S. Person’s income, and the U.S. Person’s basis in the Series A Preference Shares would be reduced by the amount so excluded.

We believe, subject to the discussion below, that because of provisions in our organizational documents that limit voting power and other factors, no U.S. Person who acquires our Series A Preference Shares in this offering directly or indirectly through non-U.S. entities and that did not own (directly, indirectly through non-U.S. entities, or “constructively”) shares of Maiden or Maiden Bermuda prior to this offering should be treated as owning (directly, indirectly through non-U.S. entities or “constructively”) 10% or more of the total voting power of all classes of shares of Maiden or Maiden Bermuda. However, the IRS could challenge the effectiveness of the provisions in our organizational documents and a court could sustain such a challenge. Accordingly, no assurance can be given that a U.S. Person who owns our Series A Preference Shares will not be characterized as a 10% U.S. Shareholder.

The RPII CFC Provisions

The following discussion generally is applicable only if either the 20% Gross Income Exception (as defined below) or the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any tax year in which Maiden Bermuda meets the 20% Gross Income Exception or the 20% Ownership Exception. We believe that Maiden Bermuda should meet either the 20% Ownership Exception or the 20% Gross Income Exception for each tax year for the foreseeable future.

However, we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

RPII is any insurance income (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a RPII shareholder (as defined below) or a related person (as defined below) to such RPII shareholder. In general, and subject to certain limitations, “insurance income” is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. The term “RPII shareholder” means any U.S. Person who owns (directly or indirectly through non-U.S. entities) any amount of Maiden’s or Maiden Bermuda’s shares. Generally, the term “related person” for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation’s pension plan is ordinarily not a related person with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation. Maiden Bermuda will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through non-U.S. entities or constructively) 25% or more of the shares of Maiden Bermuda by vote or value.

RPII Exceptions

The special RPII rules do not apply to Maiden Bermuda if (1) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of Maiden Bermuda, which we refer to as the 20% Ownership Exception, (2) RPII, determined on a gross basis, is less than 20% of the gross insurance income of Maiden Bermuda for the taxable year, which we refer to as the 20% Gross Income Exception, (3) Maiden Bermuda elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meet certain other requirements or (4) Maiden Bermuda elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Maiden Bermuda does not intend to make these elections. Where none of these exceptions applies to Maiden Bermuda, each U.S. Person owning directly or indirectly through non-U.S. entities, any shares in Maiden (and therefore indirectly, in Maiden Bermuda) on the last day of Maiden Bermuda’s taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of Maiden Bermuda for the portion of the taxable year during which Maiden Bermuda was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person’s share of Maiden Bermuda’s current-year earnings and profits as reduced by the U.S. Person’s share, if any, of certain prior-year deficits in earnings and profits. U.S. Persons recognizing RPII would generally increase the basis in its Series A Preference Shares by the amount of RPII included in income. Amounts distributed out of previously taxed RPII would generally be excluded from the U.S. Person’s income, and the U.S. Person’s basis in the Series A Preference Shares would be reduced by the amount so excluded.

Maiden Bermuda intends to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or the 20% Ownership Exception; however, it is possible that we will not be successful in qualifying under these exceptions.

Computation of RPII

In order to determine how much RPII Maiden Bermuda has earned in each taxable year (for purposes of providing this information to RPII shareholders), Maiden Bermuda may obtain and rely upon information from its insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through non-U.S. entities) shares of Maiden Bermuda and are U.S. Persons. Maiden Bermuda may not be able to determine whether any of its underlying direct or indirect insureds are RPII shareholders or related persons to such RPII shareholders. Consequently, Maiden Bermuda may not be able to determine accurately the gross amount of RPII it earns in a given taxable year or whether either the 20% Gross Income Exception or the 20% Ownership Exception is met. For any year in which the 20%

Ownership Exception does not apply and the 20% Gross Income Exception is not met, Maiden may also seek information from its shareholders as to whether beneficial owners of Maiden Bermuda shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Maiden is unable to determine whether a beneficial owner of Maiden Bermuda shares is a U.S. Person, Maiden may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.

If, as expected, Maiden Bermuda meets the 20% Ownership Exception or 20% Gross Income Exception for a taxable year, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includible in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.

Apportionment of RPII to U.S. Persons

Every RPII shareholder who directly or indirectly owns shares of Maiden Bermuda on the last day of any taxable year of Maiden Bermuda in which the 20% Ownership Exception does not apply to Maiden Bermuda and the 20% Gross Income Exception is not met should expect that for such year the RPII Shareholder will be required to include in gross income its share of Maiden Bermuda’s RPII for the portion of the taxable year during which Maiden Bermuda was a CFC under the RPII provisions, whether or not distributed, even though such shareholders may not have owned the shares throughout such period. A RPII shareholder who owns Maiden Bermuda shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of Maiden Bermuda’s RPII.

Uncertainty as to Application of RPII

The RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII provisions by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the U.S. Treasury Department to prescribe “such regulations as may be necessary to carry out the purpose of this subsection including ... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise.” Accordingly, the meaning of the RPII provisions and the application thereof to Maiden Bermuda is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in our shares should consult his tax advisor as to the effects of these uncertainties.

Tax-Exempt Shareholders

Tax-exempt entities will generally be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII shareholder also must file IRS Form 5471 in the circumstances described above.

Sale, Exchange or other Dispositions of Series A Preference Shares

Subject to the discussions below relating to the potential application of the Code Section 1248 and PFIC rules, and except as provided below under “— Redemption of Series A Preference Shares”, U.S. Persons holding our Series A Preference Shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our Series A Preference Shares. If the holding period for the Series A Preference Shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and certain other non-corporate shareholders and 35% for corporations. Moreover, gain, if any, generally will be U.S. source gain and will generally constitute “passive income” for foreign tax credit limitation purposes.

Code Section 1248 provides that if a U.S. Person sells or exchanges stock in a non-U.S. corporation and such person owned, directly, indirectly through certain non-U.S. entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC’s earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that, because of the provisions in our organizational documents that limit voting power and other factors, no U.S. Person who acquires Series A Preference Shares in this offering directly or indirectly through non-U.S. entities and that did not own (directly, indirectly through non-U.S. entities, or “constructively”) shares of Maiden prior to this offering should be treated as owning (directly, indirectly through non-U.S. entities or “constructively”) 10% or more of the total voting power of all classes of shares of Maiden Holdings; to the extent this is the case, the application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our Series A Preference Shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Maiden will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

Code Section 1248 also applies to the sale or exchange of shares in a non-U.S. corporation if the non-U.S. corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Gross Income Exception is met or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code Section 1248 would apply if a non-U.S. corporation is not a CFC but the non-U.S. corporation has a subsidiary that is a CFC that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code Section 1248 under the RPII rules should not apply to dispositions of our Series A Preference Shares because Maiden will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the U.S. Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of our Series A Preference Shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of our Series A Preference Shares.

Redemption of Series A Preference Shares

A redemption of the Series A Preference Shares will be treated under Section 302 of the Code as a dividend if we have sufficient earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange, subject to the discussion herein relating to the potential application of the CFC, RPII and PFIC rules. Under the relevant Code Section 302(b) tests, the redemption should be treated as a sale or exchange only if it (1) is “not essentially equivalent to a dividend,” (2) is substantially disproportionate, or (3) constitutes a complete termination of the holder’s stock interest in us. In determining whether any of these tests are met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. It may be more difficult for a U.S. Person who owns, actually or constructively by operation of the attribution rules, any of our other shares to satisfy any of the above requirements. The determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to a particular holder of the Series A Preference Shares depends on the facts and circumstances as of the time the determination is made.

Passive Foreign Investment Companies

In general, a non-U.S. corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes passive income, or the “75% test” or (2) 50% or more of its assets produce (or are held for the production of) passive income, or the “50% test”. If Maiden were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an excess distribution with respect to, their shares, unless such person is a 10% U.S. Shareholder in a taxable year in which Maiden is a CFC or made a qualified electing fund election. In addition, if Maiden were considered a PFIC, upon the death of any U.S. individual owning shares, such individual’s heirs or estate would not be entitled to a step-up in the basis of their shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an excess distribution if the amount of the distribution is more than 125% of the average distributions with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to the generally applicable U.S. federal income tax and an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portions at the highest applicable tax rate on ordinary income throughout the shareholder’s period of ownership. In addition, a distribution paid by a PFIC to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax as qualified dividend income. Certain elections may be available to U.S. Holders (including a mark-to-market election) that may mitigate the adverse consequences resulting from PFIC status.

For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income “derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business ... is not treated as passive income.” The PFIC provisions also contain a look-through rule under which a non-U.S. corporation shall be treated as if it “received directly its proportionate share of the income ...” and as if it “held its proportionate share of the assets ...” of any other corporation in which it owns at least 25% of the value of the stock. Under the look-through rule, Maiden should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Maiden Bermuda for purposes of the 75% test and the 50% test. We expect that the income and assets of Maiden other than the income generated by Maiden Bermuda and the assets held by Maiden Bermuda will be de minimis in each year of operations with respect to the overall income and assets of Maiden and Maiden Bermuda.

The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that Maiden Bermuda will be predominantly engaged in the active conduct of an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, the Insurance Company Exception should apply to Maiden Bermuda, and none of the income or assets of Maiden Bermuda should be treated as passive. As a result, based upon the look-through rule, we believe that Maiden should not be and we currently do not expect Maiden to become a PFIC, however, we cannot assure that the IRS will not conclude otherwise. Further, we cannot be certain that we will not be characterized as a PFIC, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming. If, contrary to our expectations, Maiden determines that it is a PFIC for any taxable year, then we will provide each U.S. Person with all information necessary to make a qualified electing fund election. Prospective investors should consult their tax advisor as to the effects of the PFIC rules and as to the effect of making a qualified electing fund election.

Each U.S. Person of a PFIC is required to file an annual information return containing such information as the U.S. Treasury Department may require. U.S. Persons will be required to file this annual information return if we are classified as a PFIC. U.S. Persons should consult their own tax advisors regarding the timing and method for filing this return. In addition, a U.S. Person will be required to file IRS Form 8621 regarding any gain realized on the disposition of Series A Preference Shares during any year in which we are classified as a PFIC.

Medicare Contribution Tax

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual, estate or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s ``net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individual will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include its dividend income and its net gains from the disposition of Series A Preference Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information Reporting and Backup Withholding

General

Information returns may be filed with the IRS in connection with distributions on our Series A Preference Shares and the proceeds from a sale or other disposition of the Series A Preference Shares unless the holder of the Series A Preference Shares establishes an exemption from the information reporting rules. A holder of Series A Preference Shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person’s U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

Form 5471

Under certain circumstances, U.S. Persons who own (directly or indirectly) shares in a non-U.S. corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (1) a person who is treated as a RPII shareholder, (2) a 10% U.S. Shareholder of a non-U.S. corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the non-U.S. corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a non-U.S. corporation and as a result thereof owns 10% or more of the voting power or value of such non-U.S. corporation, whether or not such non-U.S. corporation is a CFC. For any taxable year in which Maiden determines that the 20% Gross Income Exception is not met and the 20% Ownership Exception does not apply, Maiden will provide to all U.S. Persons registered as shareholders of its shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

Foreign Financial Assets

Under Section 6038D of the Code, certain U.S. Persons who are individuals (and, to the extent provided in future regulations, entities) will generally be subject to reporting obligations with respect to their Series A Preference Shares if the aggregate value of their Series A Preference Shares and other “specified financial assets” exceeds $50,000. Significant penalties may apply if a U.S. Person fails to disclose its interest in the Series A Preference Shares pursuant to this legislation. U.S. Persons are urged to consult with their tax advisors regarding these reporting requirements.

Transfer Reporting Requirements

In general, any U.S. Person that acquires Series A Preference Shares is required to file an IRS Form 926 or a similar form with the IRS if (1) immediately after the transfer, such investor owns 10% by vote or value of Maiden Holdings, or (2) the transfer, when aggregated with all related transfers under applicable regulations, exceeds $100,000. In the event that a U.S. Person that is required to file such form fails to do so, the U.S. Person could be subject to a penalty of up to $100,000 (computed as 10% of the fair market value of such Series A Preference Shares). U.S. Persons are urged to consult their own tax advisors regarding these reporting requirements.

Changes in U.S. Tax Law

The U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the subpart F income or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

United States Taxation of Non-U.S. Shareholders

Dividends and Sales, Exchanges and Other Dispositions

In general (and subject to the discussion below under “Information Reporting and Backup Withholding”), a person who is neither a U.S. Person nor a U.S. partnership (a “non-U.S. holder”) will not be subject to U.S. federal income or withholding tax with respect to payments of dividends on, or gain upon the disposition of, the Series A Preferrence Shares unless (1) the dividends or gain are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. holder maintains in the United States) or (2) in the case of gain upon the disposition of shares, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year and certain other conditions are met. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the Series A Preferred Shares.

Dividends or gain that is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. holder maintains in the United States) will generally be subject to regular U.S. federal income tax in the same manner as if it were realized by U.S. Person. In addition, if such non-U.S. holder is a non-U.S. corporation for U.S. federal income tax purposes, such dividends or gain may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as is provided by an applicable income tax treaty).

Information Reporting and Backup Withholding

Non-U.S. holders of Series A Preference Shares will not be subject to U.S. information reporting or backup withholding with respect to dispositions of Series A Preference Shares effected through a non-U.S. office of a broker, unless the broker has certain connections to the United States or is a U.S. person. No U.S. backup withholding will apply to payments of dividends, if any, on our Series A Preference Shares.

Other Tax Laws

Non-U.S. holders should consult their own tax advisors with respect to the applicability to them of the tax laws of other jurisdictions.

UNDERWRITING

Maiden has entered into a purchase agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

Underwriter	Number of Series A Preference Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,730,000
Morgan Stanley & Co. LLC	1,730,000
Wells Fargo Securities, LLC	1,730,000
Goldman, Sachs & Co.	450,000
FBR Capital Markets & Co.	90,000
JMP Securities LLC	90,000
Keefe, Bruyette & Woods, Inc.	90,000
Sterne, Agee & Leach, Inc.	90,000
Total	6,000,000

The underwriters have agreed to purchase all of the Series A Preference Shares sold under the purchase agreement if any of these Series A Preference Shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Series A Preference Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Series A Preference Shares to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a selling concession not in excess of $0.50 per Series A Preference Share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $0.45 per Series A Preference Share to other dealers. After commencement of this offering, the public offering price, concessions and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to Maiden.

	Per Share	Total
Public offering price	$25.0000	$150,000,000
Underwriting discount	$0.7875	$4,725,000
Proceeds, before expenses, to Maiden	$24.2125	$145,275,000

The expenses of the offering, not including the underwriting discount, are estimated at approximately $250,000 and are payable by Maiden.

No Sales of Similar Securities

We have agreed, with exceptions, not to sell or issue any Series A Preference Shares or any equity securities similar to, ranking on par with or senior to the Series A Preference Shares (or any securities convertible into Series A Preference Shares, or similar parity or senior equity securities) for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we have agreed with the representatives not to directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any Series A Preference Shares or any equity securities similar to, ranking on par with or senior to the Series A Preference Shares (or any securities convertible into Series A Preference Shares, or similar parity or senior equity securities), or
•	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Series A Preference Shares or any equity securities similar to, ranking on par with or senior to the Series A Preference Shares, whether any such swap or transaction is to be settled by delivery of Series A Preference Shares or other securities, in cash or otherwise.

Listing on the NYSE

The Series A Preference Shares are a new issue of securities with no established trading market. We intend to apply to list the Series A Preference Shares on the NYSE under the symbol “MHPRA.” If the application is approved, we expect trading to commence 30 days following the initial issuance of the Series A Preference Shares. The underwriters have advised us that they presently intend to make a market in the Series A Preference Shares. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Series A Preference Shares or that an active public market for the Series A Preference Shares will develop. If an active public trading market for the Series A Preference Shares does not develop, the market price and liquidity of the Series A Preference Shares may be adversely affected. If the Series A Preference Shares are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Price Stabilization, Short Positions

Until the distribution of the Series A Preference Shares is completed, SEC rules may limit the ability of the underwriters to bid for or purchase the Series A Preference Shares. However, the representatives may engage in transactions that have the effect of stabilizing the price of the Series A Preference Shares, such as purchases or bids that peg, fix or maintain that price.

If the underwriters create a short position in the Series A Preference Shares in connection with this offering, i.e., if they sell more Series A Preference Shares than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Series A Preference Shares in the open market. Purchases of Series A Preference Shares that stabilize the per share price or to reduce a short position may cause the price of the Series A Preference Shares to be higher than it might be in the absence of those purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preference Shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Delivery of Shares

We expect that delivery of the securities will be made against payment therefor on or about August 29, 2012, which will be the fifth business day following the date of the prospectus supplement (this settlement date being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on the date of the prospectus supplement, or any of the two immediately succeeding business days, will be required, by virtue of the fact that the securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Other Relationships

From time to time, the underwriters and their respective affiliates have directly or indirectly provided investment and/or commercial banking services to us for which they have received customary compensation and expense reimbursement. The underwriters and their respective affiliates may in the future provide similar services to us.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preference Shares offered hereby. Any such short positions could adversely affect future trading prices of the Series A Preference Shares offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

This document is not a prospectus for the purposes of the Prospectus Directive. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Series A Preference Shares which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Series A Preference Shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of Series A Preference Shares to the public” in relation to any Series A Preference Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series A Preference Shares to be offered so as to enable an investor to decide to purchase or subscribe the Series A Preference Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

This prospectus supplement and accompanying prospectus have been prepared on the basis that any offer of Series A Preference Shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the

Prospectus Directive from the requirement to publish a prospectus for offers of Series A Preference Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Series A Preference Shares which are the subject of the placement contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive, in each case, in relation to such offer. Neither the Company nor the underwriters have authorised, nor do they authorise, the making of any offer of Series A Preference Shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). The Series A Preference Shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the Series A Preference Shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus or any of their contents.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) in connection with the issue or sale of the Series A Preference Shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series A Preference Shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Sidley Austin LLP, New York, New York. The validity of the Series A Preference Shares will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

BDO USA, LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedules, included in our Annual Report on Form 10-K for the year ended December 31, 2011, the effectiveness of our internal control over financial reporting as of December 31, 2011 (which is included in Management’s Report on Internal Control over Financial Reporting), as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting audited by BDO USA, LLP are incorporated by reference in reliance upon BDO USA, LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.maiden.bm. Our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.maiden.bm or in print upon written request addressed to our corporate Secretary, Maiden Holdings, Ltd., 131 Front Street, 2nd Floor, Hamilton HM12 Bermuda. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus supplement and the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus and the accompanying prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012;
•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on May 10, 2012, and for the quarter ended June 30, 2012, filed with the SEC on August 9, 2012; and
•	Current Reports on Form 8-K filed with the SEC on February 23, 2012, March 27, 2012, May 3, 2012 and August 8, 2012 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein).

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus supplement and the accompanying prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus supplement and the accompanying prospectus.

Nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Lawrence F. Metz, Esq.
Senior Vice President, General Counsel and Secretary
Maiden Holdings, Ltd.
131 Front Street, 2nd Floor
Hamilton HM12 Bermuda
(441) 298-4900

PROSPECTUS

$300,000,000

Maiden Holdings, Ltd.
Common Shares
Preference Shares
Depositary Shares
Guarantees
Warrants
Units

Maiden Holdings North America, Ltd.
Debt Securities

By this prospectus, Maiden Holdings, Ltd. may offer common shares, preference shares, depositary shares, warrants and guarantees and Maiden Holdings North America, Ltd. may offer debt securities. The specific terms of these securities will be provided in supplements to this prospectus. The common shares of Maiden Holdings, Ltd. are listed on the NASDAQ Global Select Market under the symbol “MHLD.”

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained in or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest in the securities being offered under this prospectus.

The securities may be sold directly to you or through agents, underwriters and/or dealers that Maiden Holdings, Ltd. or Maiden Holdings North America, Ltd. may select, in each case on a continuous or delayed basis. If Maiden Holdings, Ltd. and/or Maiden Holdings North America, Ltd. use agents, underwriters or dealers to sell the securities, Maiden Holdings, Ltd. and/or Maiden Holdings North America, Ltd., as applicable, will name them and describe their compensation in the related prospectus supplement.

Neither the Securities and Exchange Commission, any state securities commission, the Register of Companies in Bermuda, the Bermuda Monetary Authority or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus May 30, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and Maiden NA filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf registration” process. Under this shelf registration process, we and/or Maiden NA may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total initial offering price of $300,000,000.

This prospectus provides you with a general description of the securities we and Maiden NA may offer. Each time we or Maiden NA offer any of the securities, we or Maiden NA will prepare a prospectus supplement that will contain certain specific information about the terms of that offering and the securities being offered thereby. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference” in this prospectus in their entirety.

The registration statement that contains this prospectus, and the exhibits to the registration statement, contain additional information about us, Maiden NA and the securities that we and Maiden NA may offer under this prospectus. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by that reference and the exhibits and schedules thereto. The registration statement and exhibits can be read at the SEC’s web site or at the SEC office mentioned under the heading “Where You Can Find More Information” in this prospectus.

We and Maiden NA may include agreements as exhibits to the registration statement of which this prospectus forms a part. In reviewing such agreements, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us, Maiden NA or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	may have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures would not necessarily be reflected in the agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors in our or Maiden NA’s securities; and
•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement, are subject to more recent developments and therefore may no longer be accurate.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes The Nasdaq Stock Market Inc. In connection with any offering of securities made pursuant to this prospectus, this prospectus, and any applicable prospectus supplement issued hereunder, will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

References in this prospectus to “we,” “us,” “our,” “the Company” or “Maiden” or other similar terms mean Maiden Holdings, Ltd. and its consolidated subsidiaries (including Maiden NA), unless we state otherwise or the context indicates otherwise. References in this prospectus to “Maiden NA” mean Maiden Holdings North America, Ltd. Additionally, in this prospectus, unless otherwise stated or the context otherwise requires, references to “dollars,” or “$” are to United States dollars.

RISK FACTORS

Our business is subject to uncertainties and risks and an investment in the securities being offered under this prospectus involves risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings before investing in these securities. We may include additional risks related to the securities being offered in the prospectus supplement relating to that offering. It is possible that our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected by any of these risks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results and the assumptions upon which those statements are based are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include in general statements both with respect to us and the insurance industry and generally are identified with the words “anticipate,” “believe,” “expect,” “predict”, “estimate”, “intend,” “plan,” “project,” “seek,” “potential,” “possible,” “could,” “might,” “may,” “should,” “will,” “would”, “will be”, “will continue”, “will likely result” and similar expressions. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A “Risk Factors” in our Annual Report on Form 10-K and any applicable prospectus supplement offering our securities and include but are not limited to:

•	Our results will fluctuate from period to period and may not be indicative of our long-term prospects;
•	The property and casualty reinsurance and insurance markets may be affected by cyclical trends;
•	Rating agencies may downgrade or withdraw our ratings;
•	Loss of key executives could adversely impact our ability to implement our business strategy;
•	We may have difficulty integrating acquisitions;
•	Our use of reinsurance brokers in contract negotiations and production of business;
•	Our inability to achieve our investment objectives; and
•	Our controlling shareholders’ ability to determine the outcome of matters requiring shareholder approval.

We caution that the foregoing list of important factors is not intended to be and is not exhaustive. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we projected. Any forward-looking statements included or incorporated by reference in this prospectus reflect our current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov or from our website at http://www.maiden.bm . Our Code of Business Conduct and Ethics and our committee charters are also available on our website at http://www.maiden.bm or in print upon written request addressed to our corporate Secretary, Maiden Holdings, Ltd., 131 Front Street, 2 nd Floor, Hamilton HM12 Bermuda. However, the information on our website does not constitute a part of, nor is it incorporated by reference in, this prospectus.

Maiden NA is a direct wholly-owned subsidiary of Maiden and is not currently subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This prospectus forms part of a combined registration statement on Form S-3 filed by us and Maiden NA with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including the exhibits thereto, on Form S-3 that may be obtained as described above. Statements contained in this prospectus or any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to the documents containing that information and that such information will be regarded as an important part of this prospectus.

We incorporate by reference the information contained in the documents listed below (other than information that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2011;
•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012; and
•	Current Reports on Form 8-K filed with the SEC on March 27, 2012 and May 3, 2012.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of the filing of the registration statement and, in the case of any particular offering of securities, until such offering of securities is terminated (other than information in such documents that is deemed not to be filed). Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other SEC filings and such outdated or inconsistent information will no longer be regarded as part of this prospectus.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or 7.01 of Form 8-K.

You may request a copy of any of these filings, at no cost, by writing or calling us at the following phone number or postal address:

Lawrence F. Metz, Esq.
Senior Vice President, General Counsel and Secretary
131 Front Street, 2nd
Floor Hamilton HM12 Bermuda
(441) 298-4900

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement and any free writing prospectus we have prepared or authorized for use with respect to a particular offering of our securities under this prospectus. We have not authorized anyone to provide you with different or additional information and, accordingly, you should not rely on any such information if it is provided to you. We are not making an offer to sell, or the solicitation of an offer to buy, any of these securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information contained in this prospectus or the applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, as the case may be, or that the information incorporated by reference herein and therein is accurate as of any date other than the date of the relevant report or other document in which such information is contained.

MAIDEN HOLDINGS, LTD.

We are a Bermuda-based holding company, primarily focused on serving the needs of regional and specialty insurers in the United States and Europe by providing innovative reinsurance solutions designed to support their capital needs. We also provide customized reinsurance solutions internationally to clients in support of programs we design and implement for original equipment automobile manufacturers. We specialize in reinsurance solutions that optimize financing by providing coverage within the more predictable and actuarially credible lower layers of coverage and/or reinsuring risks that are believed to be lower hazard, more predictable and generally not susceptible to catastrophe claims. Our tailored solutions include a variety of value added services focused on helping our clients grow and prosper. Our principal operating subsidiaries in Bermuda and the United States are rated “A-” (Excellent) with a stable outlook by A.M. Best Company (“A.M. Best”), which rating is the fourth highest of 16 rating levels, and BBB+ (Good) with a stable outlook by Standard & Poor’s, which is the sixth highest of 21 rating levels.

We provide reinsurance through our wholly owned subsidiaries, Maiden Reinsurance Company (“Maiden US”) and Maiden Insurance Company Ltd. (“Maiden Bermuda or Maiden Insurance”) and have operations in the United States and Bermuda. On a more limited basis, Maiden Specialty Insurance Company (“Maiden Specialty”), a wholly owned subsidiary of Maiden US, provides primary insurance on a surplus lines basis focusing on non-catastrophe property and inland marine. Maiden Bermuda does not underwrite any primary insurance business. Internationally, we provide reinsurance-related services through Maiden Global Holdings, Ltd. (“Maiden Global”) and its subsidiaries. Maiden Global primarily focuses on providing branded auto and credit life insurance products through its insurer partners to retail customers in the European Union and other global markets, which also produce reinsurance programs which are underwritten by Maiden Bermuda. Certain international credit life business is also written directly by Maiden Life Försäkrings AB (“Maiden LF”), a wholly-owned subsidiary of Maiden Holdings, as part of Maiden Global’s service offerings.

Our principal executive offices are located at 131 Front Street, 2nd Floor, Hamilton HM12 Bermuda, and our telephone number at that location is (441) 298-4900.

Our website address is http://www.maiden.bm . Information contained in our website is not a part of, nor is it incorporated by reference in, this prospectus.

MAIDEN HOLDINGS NORTH AMERICA, LTD.

Maiden NA is a direct wholly-owned subsidiary of Maiden and is a holding company that directly and indirectly owns all of Maiden’s U.S. entities. Maiden NA has no operations or employees.

Maiden NA’s principal executive offices are located at 6000 Midlantic Drive, Suite 200S Mount Laurel, New Jersey 08054, and its telephone number at that location is (856) 359-2400.

USE OF PROCEEDS

We and/or Maiden NA intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The below table indicates our ratio of earnings to fixed charges for the three months ended March 31, 2012 and the years ended December 31, 2011, 2010, 2009, 2008 and 2007.

		Year Ended December 31,
	Three Months Ended March 31, 2012	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(1)	3.77x	1.89x(2)	2.95x	2.81x	N/A (3)	N/A (3)

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, “earnings” consists of pre-tax income plus fixed charges; and “fixed charges” consists of interest expense and debt amortization charges.
(2)	For the year ended December 31, 2011, “earnings” includes certain non-recurring charges related to the Company’s repurchase of $107.5 million of junior subordinated debt issued in connection with the TRUPS Offering on July 15, 2011. Pursuant to the terms of the TRUPS Offering, the Company incurred a non-recurring repurchase expense of approximately $15.1 million, which was reported in the Company’s results of operations for the year ended December 31, 2011. As a result of the repurchase, the Company also incurred an additional non-recurring non-cash charge of approximately $20.3 million for the year ended December 31, 2011, which represents the accelerated amortization of original issue discount and issuance costs associated with equity issued in conjunction with the TRUPS Offering. Excluding these charges, the Company’s ratio of earnings to fixed charges for the year ended December 31, 2011 would have been 2.93x.
(3)	For the years ended December 31, 2008 and 2007, we had no fixed charges.

DESCRIPTION OF COMMON SHARES

This section describes the general terms and provisions of our common shares that we may issue separately, upon exchange of a debt security, upon conversion of preference shares, upon exercise of an equity warrant or in connection with a unit. The description set forth below of our common shares is only a summary. You should also refer to our memorandum of association and bye-laws, which were filed with the SEC as exhibits to our registration statement on Form S-3 of which this prospectus forms a part.

We have an authorized share capital of $1,500,000, which is divided into 150,000,000 shares of par value $0.01 each.

As of May 1, 2012, there were 72,256,16 common shares outstanding held by 22 shareholders of record. This figure does not represent the actual number of beneficial owners of our common shares because shares are frequently held in “street name” by securities dealers and others for the benefit of beneficial owners who may vote the shares.

Dividends

Holders of our common shares are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefor, subject to any contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends that we may be subject to imposed by the terms of any outstanding preference shares or debt securities.

Common Shares

Holders of our common shares will have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of our common shares are entitled to one vote per share on all matters submitted to a vote of holders of our common shares. Most matters to be approved by holders of our common shares require approval by a simple majority vote. Under our bye-laws, the holders of at least a majority of the common shares voting in person or by proxy at a meeting must generally approve an amalgamation with another company. The Companies Act 1981 of Bermuda (the “Companies Act”) provides that a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for general meetings of our shareholders is two or more persons holding or representing a majority of the outstanding common shares on an unadjusted basis. Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. Under our bye-laws, the rights attached to any class of our shares, common or preferred, may be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class.

In the event of our liquidation, dissolution or winding-up, the holders of shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. All outstanding shares are fully paid and non-assessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued at any time and at the discretion of the board of directors without the approval of our shareholders, with such rights, preferences and limitations as the board may determine.

Limitation on Voting Rights

In general, and except as provided under our bye-laws and as provided below, the common shareholders have one vote for each common share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, if, and so long as, the shares of a shareholder are treated as “controlled shares” (as determined pursuant to sections 957 and 958 of the Internal Revenue Code of 1986, as amended (the “Code”)) of any U.S. Person (that owns shares directly or indirectly through non-U.S. entities) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares owned by such U.S. Person will be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board may limit a shareholder’s voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any direct or indirect shareholder or its affiliates. “Controlled shares” include, among other things, all shares that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately amongst other shareholders whose shares were not “controlled shares” of the 9.5% U.S. Shareholder so long as such reallocation does not cause any person to become a 9.5% U.S. Shareholder.

Under these provisions, certain shareholders may have their voting rights limited, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership.

We are authorized to require any shareholder to provide information as to that shareholder’s beneficial share ownership, the names of persons having beneficial ownership of the shareholder’s shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of common shares attributable to any person. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder’s voting rights. Pursuant to our bye-laws, a shareholder must give notice within ten days of the date the shareholder acquires actual knowledge that it is the direct or indirect holder of controlled shares of 9.5% or more of the voting power of all our issued and outstanding shares. No shareholder will be liable to any other shareholder or to us for any losses or damages resulting from the shareholder’s failure to respond to, or submission of incomplete or inaccurate information in response to, a request from us for information as to the shareholder’s beneficial share ownership or from the shareholder’s failure to give the notice described in the previous sentence. All information provided by the shareholder will be treated by us as confidential information and will be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).

If Maiden is required or entitled to vote at an annual or special general meeting (or to act by unanimous written consent in lieu of a general meeting) of any directly held non-U.S. subsidiary (including Maiden Insurance), the Maiden directors would refer the subject matter of the vote to the Maiden shareholders and seek direction from such shareholders as to how the Maiden directors should vote on the resolution proposed by the non-U.S. subsidiary. In such cases, the voting rights of Maiden’s shareholders will be subject to the same restriction on voting power as set forth above. Substantially similar provisions are contained in the bye-laws (or equivalent governing documents) of the non-U.S. subsidiaries.

Restrictions on Transfer, Issuance and Repurchase

Our directors may decline to register the transfer of any shares if they have reason to believe that such transfer may expose us or any direct or indirect shareholder or its affiliates to non-de minimis adverse tax, legal or regulatory consequences in any jurisdiction. Similarly, we could be restricted from issuing or repurchasing shares if our directors believe that such issuance or repurchase may result in a non-de minimis adverse tax, legal or regulatory consequence to us or any direct or indirect shareholder or its affiliates.

Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

We are authorized to request information from any holder or prospective acquirer of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

Conyers Dill & Pearman Limited, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our shareholders register.

If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within three months of such refusal. Our bye-laws also provide that our board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of Maiden.

Bye-laws

Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.

Our bye-laws provide that shareholders may only remove a director for cause prior to the expiration of that director’s term at a meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action.

Our bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Transfer Agent

Our registrar and transfer agent for the shares is American Stock Transfer & Trust Company.

Listing

Our common shares are listed on the NASDAQ Global Select Market under the symbol “MHLD.”

Differences in Corporate Law

The Companies Act differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors

Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to make a personal profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	act honestly and in good faith with a view to the best interests of the company; and
•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officer. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Maiden, against any director or officer of us for any act or failure to act in the performance of such director’s or officer’s duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second-guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing,

Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or that the realizable value of the company’s assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and Similar Arrangements

The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Under our bye-laws, we may, with the approval of at least majority of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder’s shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration that the shareholder would otherwise receive in the transaction. Delaware law does not provide shareholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired; (ii) in exchange for the outstanding stock of the corporation to be acquired; (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation; or (iv) in a merger in which the corporation’s certificate of incorporation is not amended and the corporation issues less than 20% of its common shares outstanding prior to the merger.

Takeovers

Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissenting shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Interested Directors

Bermuda law and our bye-laws provide that if a director has an interest in a material contract or proposed material contract with us or any of our subsidiaries or has a material interest in any person that is a party to such a contract, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed to or are known by the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed to or are known by the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Shareholder’s Suit

The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of Maiden, against any of our directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Our bye-laws indemnify our directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors. In addition, we have entered into indemnification agreements with our directors and officers.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which includes our memorandum of association (including our objects and powers) and alterations to our memorandum of association, including any increase or reduction of our authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders and to members of the public without charge. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Enforcement of Judgments and Other Matters

We have been advised by Conyers Dill & Pearman Limited, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (i) judgments of U.S. courts obtained in actions against us or our directors and officers who may reside outside the United States, as well as the experts named in this prospectus who reside outside the United States, predicated upon the civil liability provisions of the U.S. federal securities laws and (ii) original actions brought in Bermuda against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated solely upon U.S. federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda’s public policy.

Insurance Regulations Concerning Change of Control

State insurance laws intended primarily for the protection of policyholders contain certain requirements that must be met prior to any change of control of an insurance company or insurance holding company that is domiciled, or in some cases, having such substantial business that it is deemed commercially domiciled, in that state. These requirements may include the advance filing of specific information with the state insurance commission, a public hearing on the matter, and review and approval of the change of control by the state agencies. We have insurance subsidiaries domiciled or commercially domiciled in Missouri and North Carolina. Under the insurance laws in these states, “control” is presumed to exist through the ownership of 10% or more of the voting securities of an insurance company or any company that controls the insurance company. Any purchase of our shares that would result in the purchaser owning more than 10% of our voting securities will be presumed to result in the acquisition of control of our insurance subsidiaries and require prior regulatory approval.

DESCRIPTION OF PREFERENCE SHARES

This section describes the general terms and provisions of the preference shares that we may issue separately, upon exchange of a debt security, upon exercise of an equity warrant or in connection with a depositary share or unit. The applicable prospectus supplement will describe the specific terms, or modify the general terms, of any preference shares offered through that prospectus supplement and any special federal income tax consequences of those preference shares.

General

Our bye-laws authorize our board of directors, subject to any limitations prescribed by law, to issue preference shares in one or more series without shareholder approval. As of February 3, 2011, we had no preference shares outstanding. Each series of preference shares will have the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the board of directors. The purpose of authorizing the board of directors to issue preference shares and determine its rights and preferences is to eliminate delays and uncertainties associated with a shareholder vote on specific issuances. The issuance of preference shares, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting shares. Our board of directors may issue preference shares with voting and conversion rights that could adversely affect the voting power of the holders of our common shares. There are no current agreements or understandings for the issuance of preference shares and our board of directors has no present intention to issue any preference shares.

The preference shares will be, when issued, fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preference shares and, in all cases, will be senior to our common shares.

Dividend Rights

Unless otherwise set forth in the applicable prospectus supplement, holders of our preference shares of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available therefor, cash dividends at the rates and on the dates as set forth in the applicable prospectus supplement. Holders of our preference shares will be entitled to receive dividends in preference to and in priority over dividends on common shares and may be cumulative or non-cumulative as determined by our board of directors. We will generally be able to pay dividends and distribute assets to holders of our preference shares only if we have satisfied our obligations on our debt that is then due and payable.

If the applicable prospectus supplement so provides, as long as any preference shares are outstanding, no dividends will be declared or paid or any distributions will be made on our common shares unless the accrued dividends on each series of preference shares have been declared and paid.

Each series of preference shares will be entitled to dividends as described in the applicable prospectus supplement. Different series of preference shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable prospectus supplement, no series of preference shares will be entitled to participate in our earnings or assets.

Liquidation Preference

Upon any dissolution, liquidation or “winding up” of Maiden, the holders of each series of preference shares will be entitled to receive out of our assets, whether from capital, surplus or earnings, and before any distribution of any assets is made on common shares, the amount per share fixed by the board of directors for that series of preference shares, as reflected in the applicable prospectus supplement, plus unpaid dividends, if any, to the date fixed for distribution. Unless otherwise indicated in the applicable prospectus supplement, holders of our preference shares will be entitled to no further participation in any distribution made in conjunction with any dissolution, liquidation or “winding up.”

Redemption

A series of preference shares may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption in connection with a sinking fund. The terms, times, redemption prices and types of consideration of the redemption will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the number of shares of the series that we will redeem in each year commencing after a specified date, at a specified redemption price per share, together with an amount equal to any accrued and unpaid dividends to the date of redemption.

If, after giving notice of redemption to the holders of a series of preference shares, we deposit with a designated bank funds sufficient to redeem the series of preference shares, then from and after the deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right, if applicable, to convert the preference shares into our common shares or other securities prior to the date fixed for redemption.

Except as indicated in the applicable prospectus supplement, the preference shares are not subject to any mandatory redemption at the option of the holder.

Sinking Fund

The applicable prospectus supplement for any series of preference shares will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

Conversion and Exchange

The applicable prospectus supplement for any series of preference shares will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common shares or, if applicable, other securities.

Voting Rights

Under ordinary circumstances, the holders of preference shares have no voting rights except as required by law. The applicable prospectus supplement may provide voting rights for holders of our preference shares.

Transfer Agent and Registrar

We will select the transfer agent, registrar and dividend disbursement agent for a series of preference shares, and each one will be described in the applicable prospectus supplement. The registrar for preference shares will send notices to shareholders of any meetings at which holders of our preference shares have the right to vote on any matter.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares does not purport to be complete and is subject to, and qualified in its entirety by, the deposit agreement and the depositary receipt relating to the preference shares that is attached to the deposit agreement. You should read these documents as they, and not this description, define your rights as a holder of depositary shares. Forms of these documents have been filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part.

If we elect to offer fractional interests in preference shares, we will provide for the issuance by a depositary of depositary receipts for depositary shares. Each depositary share will represent fractional interests of preference shares. We will deposit preference shares underlying the depositary shares under a deposit agreement between us and a bank or trust company selected by us. The bank or trust company must have its principal office in the United States and a combined capital and surplus of at least $50 million. The depositary receipts will evidence the depositary shares issued under the deposit agreement.

The deposit agreement will contain terms applicable to the holders of our depositary shares in addition to the terms stated in the depositary receipts. Each holder of depositary shares will be entitled to all the rights and preferences of the preference shares underlying the depositary shares in proportion to the applicable fractional interest in the underlying preference shares. The depositary will issue the depositary receipts to individuals purchasing the fractional interests in shares of the related preference shares according to the terms of the offering described in the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received for the preference shares to the holders of our depositary shares in proportion to the number of depositary shares that they own on the relevant record date. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to, and treat it as part of, the next sum received by the depositary for distribution to holders of our depositary shares.

If there is a non-cash distribution, the depositary will distribute property received by it to the holders of our depositary shares in proportion, insofar as possible, to the number of depositary shares owned by them, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preference shares will be available to the holders of the depositary shares.

Conversion, Exchange and Redemption

If the preference shares underlying the depositary shares may be converted or exchanged, each holder of depositary receipts will have the right or obligation, as applicable, to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem preference shares held by the depositary, the depositary will redeem, at the same time, the number of depositary shares representing the preference shares. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption, in whole or in part, of the underlying preference shares. The depositary will mail notice of redemption to the holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the underlying preference shares. If less than all the depositary shares are to be redeemed, the depositary will select which shares to be redeemed by lot, proportionate allocation or any other method.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption.

Voting

When the depositary receives notice of a meeting at which the holders of the preference shares are entitled to vote, the depositary will mail the particulars of the meeting to the holders of the depositary shares. Each holder of depositary shares on the record date may instruct the depositary on how to vote the preference shares underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of preference shares underlying the depositary shares according to the instructions. The depositary will abstain from voting preference shares to the extent it does not receive specific instructions from the holders of our depositary shares representing such preference shares. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Record Date

Whenever (1) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the underlying preference shares, or (2) the depositary shall receive notice of any meeting at which holders of the underlying preference shares are entitled to vote or of which holders of the underlying preference shares are entitled to notice, or of the mandatory conversion of or any election on our part to call for the redemption of any of the underlying preference shares, the depositary shall in each such instance fix a record date (which shall be the same as the record date for the underlying preference shares) for the determination of the holders (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the deposit agreement.

Amendments

We and the depositary may agree to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (a) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (b) otherwise prejudices any substantial existing right of holders of our depositary shares, will not take effect until 30 days after the depositary has mailed notice of the amendment to the record holders of our depositary shares. Any holder of depositary shares that continues to hold its shares at the end of the 30-day period will be deemed to have agreed to the amendment.

Termination

We may, at our option, direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of our depositary shares at least 30 days prior to termination. In addition, a deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares, or
•	we have liquidated, terminated or wound up our business and the depositary has distributed the underlying preference shares to the holders of the related depositary shares.

The depositary may likewise terminate the deposit agreement if at any time 60 days shall have expired after the depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the depositary thereafter will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue (1) to collect dividends on the underlying preference shares and any other distributions with respect thereto and (2) to deliver the underlying preference shares together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for depositary receipts surrendered. At any time after the expiration of two years from the date of termination, the depositary may sell any underlying preference shares then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of our depositary receipts which have not been surrendered.

Payment of Fees and Expenses

We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preference shares and any redemption of the preference shares. Holders of our depositary shares will pay transfer and other taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

At any time, the depositary may resign by delivering written notice to us, and we may remove the depositary. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports

The depositary will forward to the holders of our depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our amended articles of incorporation to furnish to the holders of the preference shares. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations and the depositary’s obligations to performance in good faith of the duties stated in the deposit agreement. The depositary will not be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preference shares unless the holders of our depositary shares requesting the depository to do so furnish it with satisfactory indemnity. In performing our obligations, we and the depositary may rely upon the written advice of our counsel or accountants, on any information that competent people provide to us and on documents that we believe are genuine.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be issued in one or more series under an indenture by and among Maiden NA, Maiden, as guarantor, and Wilmington Trust Company, as trustee. References herein to the “Indenture” refer to such indenture and references to the “Trustee” refer to such trustee or any other trustee for any particular series of debt securities issued under the Indenture. The terms of the debt securities of any series will be those specified in or pursuant to the Indenture and in the applicable debt securities of that series and those made part of the Indenture by the Trust Indenture Act of 1939, as amended.

The following description of selected provisions of the Indenture and the debt securities is not complete, and the description of selected terms of the debt securities of a particular series included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture and the form of the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.

The following description of debt securities describes general terms and provisions of the series of debt securities to which any prospectus supplement may relate. When the debt securities of a particular series are offered for sale, the specific terms of such debt securities will be described in the applicable prospectus supplement. If any particular terms of such debt securities described in a prospectus supplement differ from any of the terms of the debt securities generally described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

General

The debt securities of each series will constitute the unsecured unsubordinated obligations of Maiden NA and will rank on a parity in right of payment with all of its other existing and future unsecured and unsubordinated indebtedness. Maiden NA may issue an unlimited principal amount of debt securities under the Indenture. The Indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by Maiden NA. Please read the applicable prospectus supplement relating to the debt securities of the particular series being offered thereby for the specific terms of such debt securities, including, where applicable:

•	the title of the series of debt securities;
•	any limit on the aggregate principal amount of debt securities of the series;
•	the date or dates on which Maiden NA will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine such date or dates;
•	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine such rate or rates;
•	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;
•	whether the debt securities are entitled to the benefits of the guarantee of Maiden;
•	the date or dates, if any, from which interest on the debt securities of the series will accrue, or the method or methods, if any, used to determine such date or dates;
•	the date or dates, if any, on which the interest on the debt securities of the series will be payable and the record dates for any such payment of interest;
•	the manner in which, or the person to whom, any interest on any bearer security of the series of debt securities will be payable, if different than upon presentation and surrender of the coupons relating to the bearer security;
•	the terms and conditions, if any, upon which Maiden NA is required to, or may, at its option, redeem debt securities of the series;
•	the terms and conditions, if any, upon which Maiden NA will be required to repurchase debt securities of the series at the option of the holders of debt securities of the series;
•	the terms of any sinking fund or analogous provision;
•	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;
•	the authorized denominations in which the series of debt securities will be issued, if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, in the case of registered securities, or minimum denominations of $5,000, in the case of bearer securities;

•	the place or places where (1) amounts due on the debt securities of the series will be payable, (2) the debt securities of the series may be surrendered for registration of transfer and exchange and, if applicable, for exchange for other securities or property, and (3) notices or demands to or upon Maiden NA in respect of the debt securities of the series or the Indenture may be served, if different than the corporate trust office of the Trustee;
•	if other than U.S. dollars, the currency or currencies in which purchases of, and payments on, the debt securities of the series must be made and the ability, if any, of Maiden NA or the holders of debt securities of the series to elect for payments to be made in any other currency or currencies;
•	whether the amount of payments on the debt securities of the series may be determined with reference to an index, formula, or other method or methods (any of those debt securities being referred to as “Indexed Securities”) and the manner used to determine those amounts;
•	any addition to, modification, or deletion of, any covenant or Event of Default with respect to debt securities of the series;
•	whether the debt securities of the series will be issuable in registered or bearer form or both and whether any debt securities of the series will be issued in temporary or permanent global form and, if so, the identity of the depositary for the global debt securities;
•	whether and under what circumstances Maiden NA will pay Additional Amounts on the debt securities of the series to any holder who is a United States Alien in respect of any tax, assessment, or other governmental charge and, if so, whether Maiden NA will have the option to redeem such debt securities rather than pay the Additional Amounts; and
•	any other terms of debt securities of the series.

As used in this prospectus and any prospectus supplement relating to the offering of debt securities, references to the principal of and premium, if any, and interest, if any, on the debt securities of a series include Additional Amounts, if any, payable on the debt securities of such series in that context.

Maiden NA may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise specified in the applicable prospectus supplement, Maiden NA may, without the consent of, or notice to, the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

Other than to the extent provided with respect to the debt securities of a particular series and described in an applicable prospectus supplement, the Indenture will not contain any provisions that would limit our ability or the ability of Maiden NA to incur indebtedness or to substantially reduce or eliminate our consolidated assets, which may have an adverse effect on the ability of us or Maiden NA to service our or Maiden NA’s indebtedness (including the debt securities) or that would afford holders of the debt securities protection in the event of:

(1)	a highly leveraged or similar transaction involving us, our management, or any affiliate of any of those parties,
(2)	a change of control, or
(3)	a reorganization, restructuring, merger, or similar transaction involving us or our affiliates that may adversely affect the holders of our debt securities.

Registration, Transfer, Payment, and Paying Agent

Unless otherwise specified in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The Indenture, however, provides that Maiden NA may also issue debt securities in bearer form only, or in both registered and bearer form. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. The terms of the bearer securities of the particular series and the applicable procedures and limitations will be described in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, registered securities will be issued in minimum denominations of $2,000 or any integral multiple of $1,000 in excess thereof, and bearer securities will be issued in minimum denominations of $5,000.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for exchange for other securities or property, at an office or agency maintained by Maiden NA in Wilmington, Delaware. However, Maiden NA, at its option, may make payments of interest on any interest payment date on any registered security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States.

Any interest not punctually paid or duly provided for on any interest payment date with respect to the debt securities of any series will forthwith cease to be payable to the holders of those debt securities on the applicable regular record date and may either be paid to the persons in whose names those debt securities are registered at the close of business on a special record date for the payment of the interest not punctually paid or duly provided for to be fixed by the Trustee, notice whereof shall be given to the holders of those debt securities not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as completely described in the Indenture.

Subject to certain limitations imposed on debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of those debt securities at the designated place or places. In addition, subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange thereof at the designated place or places if duly endorsed or accompanied by a written instrument of transfer. No service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any exchange of debt securities for other securities or property, but Maiden NA may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with certain of those transactions.

Unless otherwise specified in the applicable prospectus supplement, Maiden NA will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;
•	register the transfer of or exchange any registered security, or portion of any registered security, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or
•	issue, register the transfer of or exchange a debt security which has been surrendered for repurchase at the option of the holder, except the portion, if any, of the debt security not to be repurchased.

Book-Entry Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating thereto. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Maiden NA anticipates that global debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. Maiden NA also anticipates that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements will be described in the applicable prospectus supplement.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;
•	a “banking organization” within the meaning of the New York Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and
•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the limited circumstances described below.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of direct participants in the debt securities in accordance with its procedures.

A beneficial owner of debt securities shall give notice to elect to have its debt securities repurchased or tendered, through its participant to the Trustee and shall effect delivery of such debt securities by causing the direct participant to transfer the participant’s interest in such debt securities, on DTC’s records, to the Trustee. The requirement for physical delivery of debt securities in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of such debt securities to the Trustee’s DTC account.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to Maiden NA as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or Maiden NA, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is Maiden NA’s responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except as described in this prospectus, owners of beneficial interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the Indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we, Maiden NA nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, owners of beneficial interests in a global debt security will not receive certificates representing their interests. However, if

•	DTC notifies Maiden NA that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Maiden NA within 90 days of the notification or of Maiden NA’s becoming aware of DTC’s ceasing to be so registered, as the case may be,
•	Maiden NA determines, in its sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or
•	an Event of Default under the Indenture has occurred and is continuing with respect to the debt securities of any series and DTC wishes to exchange such global debt securities for definitive certificated debt securities,

Maiden NA will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

We obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor any applicable underwriters, agents or dealers take any responsibility for the accuracy of this information.

Outstanding Debt Securities

In determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent, or waiver under the Indenture:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding for these purposes shall be that portion of the principal amount of the original issue discount security that would be due and payable upon acceleration of the original issue discount security as of the date of the determination,
•	the principal amount of any Indexed Security that shall be deemed to be outstanding for these purposes shall be the principal amount of the Indexed Security determined on the date of its original issuance,
•	the principal amount of a debt security denominated in a foreign currency shall be the U.S. dollar equivalent, determined on the date of its original issuance, of the principal amount of the debt security, and
•	a debt security owned by Maiden NA or any obligor on the debt security or any affiliate of Maiden NA or such other obligor shall be deemed not to be outstanding.

Redemption and Repurchase

The debt securities of any series may be redeemable at Maiden NA’s option or may be subject to mandatory redemption by Maiden NA as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase by Maiden NA at the option of the holders. The applicable prospectus supplement will describe the terms and conditions regarding any optional or mandatory redemption or option to repurchase the debt securities of the related series.

Exchange

The terms and conditions, if any, on which debt securities of any series are exchangeable for shares of our common shares or other securities or property will be set forth in the applicable prospectus supplement.

Guarantees by Maiden

Unless specified otherwise in the applicable prospectus supplement, Maiden NA’s obligations under the debt securities will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Maiden. The guarantee will be Maiden’s direct obligation, ranking equally and ratably in right of payment with all of its other existing and future unsecured and unsubordinated obligations, other than obligations preferred by law. Maiden’s obligations under any guarantee will be limited to the maximum amount permitted under applicable federal or state law.

Certain Covenants

Any material covenants applicable to the debt securities of any series not described in this prospectus will be specified in the applicable prospectus supplement.

Merger, Consolidation, and Transfer of Assets

The Indenture provides that neither Maiden NA nor Maiden, as guarantor, may, in any transaction or series of related transactions, consolidate or amalgamate with or merge into any other person or sell, lease, assign, transfer, or otherwise convey all or substantially all of their assets to any other person unless:

•	in such transaction or transactions involving Maiden NA, either (1) Maiden NA shall be the continuing person (in the case of a merger) or (2) the successor person (if other than Maiden NA) formed by or resulting from the consolidation or amalgamation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of the properties and assets of Maiden NA is made, shall be a corporation organized and existing under the laws of the United States or Bermuda, and such successor person shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the Indenture and the due and punctual performance of all of Maiden NA’s other obligations under the Indenture and the debt securities outstanding thereunder, including any applicable exchange rights of holders;
•	in such transaction or transactions involving Maiden, either (1) Maiden shall be the continuing person (in the case of a merger) or (2) the successor person (if other than Maiden) formed by or resulting from the consolidation or amalgamation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of the properties and assets of Maiden is made, shall be a corporation organized and existing under the laws of the United States or Bermuda, and such successor person shall expressly assume the due and punctual performance of all of Maiden’s obligations under the Indenture and the debt securities outstanding thereunder;
•	immediately after giving effect to such transaction or transactions, no Event of Default under the Indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the Indenture, shall have occurred and be continuing; and
•	the Trustee shall have received an officer’s certificate and opinion of counsel from Maiden NA or Maiden, as applicable, to the effect that all conditions precedent have been satisfied.

Upon any consolidation or amalgamation by Maiden NA or Maiden, as guarantor, with, or Maiden NA’s or Maiden’s merger into, any other person or any sale, assignment, transfer, lease, or conveyance of all of the properties and assets of Maiden NA or Maiden, as applicable, to any person in accordance with the provisions of the Indenture described above, the successor person formed by the consolidation or amalgamation or into which Maiden NA or Maiden, as the case may be, is merged or to which the sale, assignment, transfer, lease, or other conveyance is made shall succeed to, and be substituted for, Maiden NA or Maiden, as guarantor, and may exercise every right and power of Maiden NA or Maiden, as applicable, under the Indenture with the same effect as if such successor person had been named as Maiden NA or Maiden, as applicable, therein; and thereafter, except in the case of a lease, the predecessor person shall be released from all obligations and covenants under the Indenture and the debt securities issued under that Indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the Indenture as being:

(1)	failure to pay interest for 30 days after the date payment is due and payable on any debt security of that series;
(2)	failure to pay principal or premium, if any, on any debt security of that series when due, either at maturity, upon any redemption, by declaration or otherwise;
(3)	failure to make any sinking fund payment or payment under any analogous provision when due with respect to any debt security of that series;
(4)	other than in accordance with the terms of the Indenture, the cessation of a guarantee of any debt security of that series to be in full force and effect, or the declaration of a guarantee of any debt security of that series to be null and void and unenforceable, or the finding of a guarantee of any debt security of that series to be invalid, or the denial by Maiden, as guarantor, of its liability under its guarantee;
(5)	failure to perform any other covenant for 60 days after notice of such performance was required;
(6)	specified events of bankruptcy, insolvency, or reorganization with respect to Maiden NA, Maiden or any Significant Subsidiary of Maiden NA or Maiden; or
(7)	any other Event of Default established for the debt securities of that series.

No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The Trustee is required to give notice to holders of the debt securities of any series within 90 days after the Trustee has knowledge of a default relating to such debt securities; provided, however , that the Trustee may withhold such notice except a default in payment of principal, premium, if any, interest, if any, Additional Amounts, if any, or sinking fund payments, if any, in respect of such debt securities or a default or in the delivery of securities or property upon exchange of such debt securities in accordance with their terms, if the Trustee, in good faith, determines it is in the best interest of such holders to do so.

If an Event of Default specified in clause (6) above occurs with respect to Maiden NA or Maiden and is continuing, then the principal of all the debt securities and interest, if any, thereon shall automatically become immediately due and payable. If any other Event of Default with respect to the debt securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and interest, if any, thereon to be due and payable immediately. However, upon specified conditions, the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding may rescind and annul any such acceleration and its consequences.

The Indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or Trustee, or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it, and no inconsistent direction has been given to the Trustee during such 60 day period by the holders of a majority in aggregate principal amount of the debt securities of that series. Notwithstanding any other provision of the Indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, and any Additional Amounts on that debt security on the respective due dates for those payments and, in the case of any debt security which is exchangeable for other securities or property, to exchange that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such exchange, and this right shall not be impaired without the consent of such holder.

Subject to the provisions of the Trust Indenture Act requiring the Trustee, during the continuance of an Event of Default under the Indenture, to act with the requisite standard of care, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the Trustee reasonable indemnity. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee.

Within 120 days after the close of each fiscal year, Maiden NA and Maiden, as guarantor, must deliver to the Trustee an officers’ certificate stating whether or not each certifying officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

Modification, Waivers, and Meetings

The Indenture permits Maiden NA, Maiden, as guarantor, and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series issued under the Indenture and affected by a modification or amendment (voting as separate classes), to modify or amend any of the provisions of the Indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of the applicable series under the Indenture. However, no modification or amendment shall, among other things:

•	change the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any Additional Amounts, if any, with respect to any debt securities, or

•	reduce the principal of or any premium on any debt securities or reduce the rate (or modify the calculation of such rate) of interest on or the redemption or repurchase price of any debt securities, or any Additional Amounts with respect to any debt securities, or change Maiden NA’s obligation to pay Additional Amounts, or
•	reduce the amount of principal of any original issue discount securities that would be due and payable upon acceleration of the maturity of any debt security, or
•	adversely affect any right of repayment or repurchase at the option of any holder, or
•	release Maiden, as guarantor, from any of its obligations under its guarantee or the Indenture other than in accordance with the terms of the Indenture,
•	change any place where or the currency in which any debt securities are payable, or
•	adversely affect the right, if any, of holders to exchange any debt securities for other securities or property in accordance with their terms, or
•	impair the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or the right to exchange any debt securities in accordance with their terms, or
•	reduce the percentage of the outstanding debt securities of any series whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such Indenture or specified defaults under the Indenture and their consequences, or
•	reduce the requirements for a quorum or voting at a meeting of holders of the applicable debt securities,

without, in each case, obtaining the consent of the holder of each outstanding debt security affected by the modification or amendment.

The Indenture also contains provisions permitting Maiden NA, Maiden, as guarantor, and the Trustee, without the consent of the holders of any debt securities, to modify or amend the Indenture, among other things:

•	to add to the Events of Default or covenants in a manner that benefits the holders of all or any series of debt securities issued under the Indenture;
•	to provide for security of debt securities of any series or add guarantees;
•	to add to or change any provisions of the Indenture to facilitate the issuance of bearer securities;
•	to establish the form or terms of debt securities of any series and any related coupons;
•	to cure any ambiguity or correct or supplement any provision in such Indenture which may be defective or inconsistent with other provisions in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, or to make any change necessary to comply with any requirement of the SEC in connection with the Indenture under the Trust Indenture Act, in each case which shall not adversely affect the interests of the holders of any series of debt securities;
•	to amend or supplement any provision contained in the Indenture, provided that the amendment or supplement does not apply to any outstanding debt securities issued before the date of the amendment or supplement and entitled to the benefits of that provision; or
•	to conform the terms of the Indenture or the debt securities to the description thereof contained in any prospectus or other offering document or memorandum relating to the offer and sale of those debt securities.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive Maiden NA’s or Maiden’s compliance with some of the restrictive provisions of the Indenture, which may include covenants, if any, which are specified in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the Indenture with respect to the debt securities of that series and its consequences, except a default (i) in the payment of the principal of, or premium, if any, or interest, if any, on the debt securities of that series, (ii) in the delivery of securities or property upon the exchange of any debt securities of that series in accordance with their terms, or (iii) in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

The Indenture contains provisions for convening meetings of the holders of a series of debt securities. A meeting may be called at any time by the Trustee, and also, upon Maiden NA’s request, or the request of holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the Indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver, or other action which may be made, given or taken by the holders of a specified percentage, other than a majority, in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the Indenture will be binding on all holders of debt securities of that series and the related coupons, if any. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding debt securities of a series, subject to exceptions; provided, however, that if any action is to be taken at that meeting with respect to a consent or waiver which may be given by the holders of a supermajority in aggregate principal amount of the outstanding debt securities of a series, the persons holding or representing that specified supermajority percentage in aggregate principal amount of the outstanding debt securities of that series will constitute a quorum.

Discharge, Defeasance, and Covenant Defeasance

Satisfaction and Discharge

Upon Maiden NA’s direction, the Indenture shall cease to be of further effect with respect to the debt securities of any series specified by Maiden NA, subject to the survival of specified provisions of the Indenture, including Maiden NA’s obligation to repurchase such debt securities at the option of the holders thereof or to exchange such debt securities into other securities or property in accordance with their terms, if applicable, and Maiden NA’s obligation to pay Additional Amounts in respect of such debt securities to the extent described below, when:

•	either

    (A) all outstanding debt securities of that series and, in the case of bearer securities, all related coupons have been delivered to the Trustee for cancellation, subject to exceptions, or

    (B) all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their maturity within one year or are to be called for redemption within one year, and Maiden NA has deposited with the Trustee, in trust, funds in the currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series and, if applicable, related coupons, including the principal thereof and, premium, if any, and interest, if any, thereon, and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of any Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by Maiden NA, in the exercise of its sole discretion, those Additional Amounts, to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

•	Maiden NA has paid all other sums payable under the Indenture with respect to the debt securities of that series (including amounts payable to the Trustee); and

•	the Trustee has received an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the satisfaction and discharge of the Indenture have been satisfied.

If the debt securities of any series provide for the payment of Additional Amounts, Maiden NA will remain obligated, following the deposit described above, to pay Additional Amounts on those debt securities to the extent that they exceed the amount deposited in respect of those Additional Amounts as described above.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, Maiden NA may elect with respect to the debt securities of the particular series either:

•	to defease and discharge itself and Maiden, as guarantor, from any and all obligations with respect to those debt securities (“full defeasance”), except for, among other things:
(1)	the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment, or governmental charge with respect to payments on those debt securities to the extent that those Additional Amounts exceed the amount deposited in respect of those amounts as provided below;
(2)	the obligations to register the transfer or exchange of those debt securities;
(3)	the obligation to replace temporary or mutilated, destroyed, lost, or stolen debt securities;
(4)	the obligation to maintain an office or agency in respect of those debt securities;
(5)	the obligation to hold moneys for payment in respect of those debt securities in trust; and
(6)	the obligation, if applicable, to repurchase those debt securities at the option of the holders thereof or to exchange those debt securities for other securities or property in accordance with their terms, or
•	to be released from its obligations and to release Maiden, as guarantor, of its obligations with respect to those debt securities under certain covenants in the Indenture and, if applicable, other covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to those debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the Trustee, or other qualifying Trustee, in trust for that purpose, of an amount in the currency in which those debt securities are payable at maturity or, if applicable, upon redemption, and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on, and, to the extent that (x) those debt securities provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by Maiden NA, in the exercise of its sole discretion, the Additional Amounts with respect to, those debt securities, and any mandatory sinking fund or analogous payments on those debt securities, on the due dates for those payments, whether at maturity, upon redemption, upon repayment at the option of the holder or otherwise.

The full defeasance or covenant defeasance described above shall only be effective if, among other things:

•	it shall not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which Maiden NA, Maiden, as guarantor, or any of their subsidiaries are a party or are bound;
•	in the case of full defeasance, Maiden NA shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee confirming that:
(A)	Maiden NA has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)	since the date of the Indenture, there has been a change in applicable federal income tax law,

in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

•	in the case of covenant defeasance, Maiden NA shall have delivered to the Trustee an opinion of independent counsel reasonably acceptable to the Trustee to the effect that the holders of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;
•	if the cash and government obligations deposited are sufficient to pay the outstanding debt securities of the applicable series on a particular redemption date, Maiden NA shall have given the Trustee irrevocable instructions to redeem those debt securities on that date;
•	no Event of Default or default which with notice or lapse of time or both would become an Event of Default with respect to debt securities of the applicable series shall have occurred and be continuing on the date of the deposit into trust; and, solely in the case of full defeasance, no Event of Default arising from specified events of bankruptcy, insolvency, or reorganization with respect to Maiden NA, Maiden, as guarantor, or any of their Significant Subsidiaries or default which with notice or lapse of time or both would become such an Event of Default shall have occurred and be continuing during the period ending on the 91st day after the date of the deposit into trust; and
•	Maiden NA shall have delivered to the Trustee an officers’ certificate and legal opinion to the effect that all conditions precedent to the full defeasance or covenant defeasance, as the case may be, have been satisfied.

In the event Maiden NA effects covenant defeasance with respect to debt securities of any series and those debt securities are declared due and payable because of the occurrence of any Event of Default other than an Event of Default with respect to the covenants as to which covenant defeasance has been effected, which covenants would no longer be applicable to the debt securities of that series after covenant defeasance, the amount of monies and/or government obligations deposited with the Trustee to effect covenant defeasance may not be sufficient to pay amounts due on the debt securities of that series at the time of any acceleration resulting from that Event of Default. However, Maiden NA would remain liable to make payment of those amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting full defeasance or covenant defeasance with respect to the debt securities of a particular series.

Concerning the Trustee

The Indenture provides that there may be more than one Trustee under the Indenture, each with respect to one or more series of debt securities. If there are different Trustees for different series of debt securities, each Trustee will be a Trustee separate and apart from any other Trustee under the Indenture. Unless otherwise indicated in any applicable prospectus supplement, any action permitted to be taken by a Trustee may be taken by such Trustee only with respect to the one or more series of debt securities for which it is the Trustee under the Indenture. Any Trustee under the Indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, and premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the Trustee with respect to that series at an office designated by the trustee in Wilmington, Delaware.

Under the Trust Indenture Act, the Indenture is deemed to contain limitations on the right of the Trustee, should it become a creditor of Maiden NA or Maiden, as guarantor, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The

Trustee may engage in other transactions with Maiden NA or Maiden. If it acquires any conflicting interest relating to any of its duties with respect to the debt securities, however, it must eliminate the conflict or resign as Trustee.

The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee with respect to such series of debt securities, provided that the direction would not conflict with any rule of law or with the Indenture or with any series of debt securities or with any series of debt securities, such direction would not be unduly prejudicial to the rights of another holders of the debt securities (or any other series), and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the debt securities, unless they shall have offered to the Trustee security and indemnity reasonably satisfactory to the Trustee.

Wilmington Trust Company is the Trustee under the Indenture. We maintain corporate trust relationships in the ordinary course of business with the Trustee.

Governing Law

The Indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants we may issue for the purchase of securities that may be offered under this prospectus. We may issue warrants independently or together with other securities offered by any prospectus supplement and may attach warrants to those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement relating to the particular issue of the warrants. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of certificates evidencing warrants or beneficial owners of warrants.

The following describes certain general terms and provisions of warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

Warrants

The applicable prospectus supplement relating to a particular issue of warrants to issue preference shares, depositary shares, common shares or other securities will describe the terms of those warrants, including the following, if applicable:

•	the title of the warrants;
•	offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the designation and terms of the securities purchasable upon exercise of the warrants;
•	the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the number of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	a discussion of material United States federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants;
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and
•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount or number of securities being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our securities, the holder will not have any rights as a holder of the applicable underlying securities by virtue of ownership of warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION

We or Maiden NA may sell the offered securities in four ways: (i) to or through underwriters; (ii) to or through dealers; (iii) through agents and (iv) directly or through our or Maiden NA’s subsidiaries to purchasers. If we or Maiden NA sell the offered securities directly or through our or Maiden NA’s subsidiaries to purchasers, we or Maiden NA will only do so if our or Maiden NA’s employees, as applicable, and other associated persons acting on our or Maiden NA’s behalf in connection with the sale of the offered securities are not deemed to be “brokers” under the Exchange Act or otherwise qualify for the exemption under Rule 3a4-1 of the Exchange Act or any similar rule or regulation as the SEC may adopt and which shall be in effect at the time.

We or Maiden NA may distribute the offered securities from time to time in one or more transactions at (i) a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such market prices or (iv) at negotiated prices.

If underwriters are used in the offering of the offered securities, the names of the managing underwriter or underwriters and any other underwriters and certain terms of the offering, including compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement. Only underwriters named in the applicable prospectus supplement will be deemed to be underwriters in connection with the offered securities described in that prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of those securities under circumstances entitling that firm to a dealer’s commission. It is anticipated that any underwriting agreement pertaining to any offered securities will (i) entitle the underwriters to indemnification by us or Maiden NA, as the case may be, against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which the underwriters may be required to make in respect thereof, (ii) provide that the obligations of the underwriters will be subject to certain conditions precedent and (iii) provide that the underwriters generally will be obligated to purchase all of the offered securities if any are purchased.

We or Maiden NA also may sell the offered securities to a dealer as principal. If we or Maiden NA sell the offered securities to a dealer as a principal, then the dealer may resell those securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

The offered securities also may be offered through agents we or Maiden NA may designate from time to time. The applicable prospectus supplement will contain the name of any such agent and the terms of its agency. Unless otherwise indicated in the prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of the offered securities, we or Maiden NA may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of such securities, if so described in the prospectus supplement.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in the prospectus supplement and, under agreements which may be entered into with us or Maiden NA, may be entitled to indemnification by us or Maiden NA, as applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect of those liabilities.

The preference shares, depositary shares, debt securities, warrants and units, when first issued, will have no established trading market. Any underwriters or agents to or through whom offered securities are sold by us or Maiden NA for public offering and sale may make a market in such offered securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities. The applicable prospectus supplement will set forth whether or not underwriters or agents may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of debt securities offered thereby at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Underwriters, dealers and agents may engage in transactions with us or Maiden NA, or perform services for us or Maiden NA in the ordinary course of business.

Offers to purchase the offered securities may be solicited directly by us or Maiden NA or through our or Maiden NA’s subsidiaries and sales thereof may be made by us or Maiden NA directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

LEGAL MATTERS

The legality of the securities under Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. The legality of the debt securities, the guarantees and the depositary shares under Delaware and New York law will be passed upon for us and Maiden NA by Sidley Austin LLP, New York, New York. The legality of the securities for any underwriters, dealers or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

BDO USA, LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedules, included in our Annual Report on Form 10-K for the year ended December 31, 2011, the effectiveness of our internal control over financial reporting as of December 31, 2011 (which is included in Management’s Report on Internal Control over Financial Reporting), as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting audited by BDO USA, LLP are incorporated by reference in reliance upon their reports, given on their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Some of the experts named in this prospectus reside outside the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.